EXECUTION COPY

EXHIBIT 10-X

STOCK PURCHASE AGREEMENT
by and among
STIFEL FINANCIAL CORP.
BUTLER WICK & CO., INC.
BUTLER WICK CORP.
and
UNITED COMMUNITY FINANCIAL CORP.

Dated December 18, 2008

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STOCK PURCHASE AGREEMENT

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This STOCK PURCHASE AGREEMENT is entered into as of this 18th day of December, 2008, by and among Stifel Financial Corp., a Delaware corporation ("Parent"), Butler Wick & Co., Inc., an Ohio corporation (the "Company"), United Community Financial Corp., an Ohio corporation ("UCFC"), and Butler Wick Corp., an Ohio corporation ("BWC", and, together with UCFC, "Sellers"). Parent, the Company, UCFC and BWC are each referred to herein individually as a "Party" and collectively as the "Parties". Capitalized terms are defined in Article 1.

RECITALS

A.              Parent desires to purchase, or to cause its wholly-owned subsidiary Stifel, Nicolaus & Company, Incorporated, a Missouri corporation ("Stifel Nicolaus"), to purchase, from BWC and UCFC, on the following terms and conditions, the Shares (as defined below), which comprise all of the issued and outstanding capital stock of the Company; and

B.                  UCFC desires to cause BWC to sell the Shares to Parent (or Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4), on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein and in the Related Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms shall have the meanings set forth below in this Article 1. 1.1    "Acquisition Proposal" has the meaning set forth in Section 6.10.

1.2        "Advisers Act" means the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

1.3 "Affiliate" means with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. If the Person referred to is a natural person, the term "Affiliate" refers to any member of such Person's immediate family. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.4        "Agreement" means this Stock Purchase Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including the

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Company Disclosure Letter, the Parent Disclosure Letter and all Schedules, Annexes and Exhibits hereto.

            1.5     "Assets" has the meaning set forth in Section 3.10.

 1.6 "Assignment of Trademarks" means an agreement assigning all right, title and interest in the Butler Wick Principal Marks to Parent at Closing, in form and substance reasonably satisfactory to Parent.

            1.7                 "Audited Financial Information" has the meaning set forth in Section

3.9(a).

1.8       "Business" means the business conducted by the Company and its
Controlled Affiliates on the date hereof.

1.9       "Business Day" means any day which is not a Saturday, Sunday or legal holiday in the State of Ohio, United States of America.

 1.10 "Business Employee" means collectively the employees of the Company, including, without limitation, Thomas J. Cavalier, Franklin S. Bennett, Jr., Ralph T. Meacham and Michael Paterchak, engaged in the Business on the date hereof and at any time prior to Closing.

1.11     "Butler Wick Principal Marks" includes any Trademarks that include the term "Butler Wick" or any variation thereof or the Butler Wick or BW design.

1.12     "Butler Wick Trust Company" means Butler Wick Trust Company, an Ohio corporation.

            1.13     "BWC" has the meaning set forth in the introductory paragraph.

            1.14     "BWTC Subleased Property" has the meaning set forth in Section 6.16.

            1.15     "Closing" has the meaning set forth in Section 2.2(c).

            1.16     "Closing Date" has the meaning set forth in Section 2.2(c).

            1.17     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            1.18     "Company" has the meaning set forth in the introductory paragraph hereof.

 1.19 "Company Benefit Plan" means each Plan to which BWC, UCFC or the Company has any obligation with respect to the Business Employees, or that is sponsored, maintained or contributed to or required to be contributed to by the Company with respect to the Business Employees, or under which the Company has or may have any Liability.

            1.20    "Company Capital Stock" has the meaning set forth in Section 3.18(a).

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1.21 "Company Customer" means any Person to which the Company provides investment advisory, investment subadvisory, wrap, brokerage, financial planning or similar services pursuant to a Company Customer Contract.

1.22 "Company Customer Contract" means each material Contract pursuant to which the Company provides investment advisory, investment subadvisory, wrap, brokerage, financial planning or related services to any Person.

1.23 "Company Disclosure Letter" means the letter from the Company to Parent, dated the date hereof and as amended or supplemented from time to time in accordance with Section 6.12(b), of exceptions to the representations and warranties made, and the listings of information provided, by the Company pursuant to the terms and conditions hereof.

            1.24 "Company Financial Information" has the meaning set forth in Section 3.9(a).

1.25 "Company Lease" means any lease, sublease or license, including any amendment with respect thereto, pursuant to which the Company uses, leases, subleases, occupies or holds any material Company Leased Real Property in connection with the Business.

1.26 "Company Leased Real Property" means the real property leased, subleased, occupied and/or licensed by the Company or any Controlled Affiliate of the Company, as tenant, subtenant or licensee in connection with the Business, together with, to the extent leased, subleased, occupied and/or licensed in connection with the Business by the Company or any Controlled Affiliate of the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

1.27 "Company Licensed Intellectual Property" means the Intellectual Property used in the Business that is not Company Owned Intellectual Property, excluding standard, commercially available software licensed via "click-wrap" or "shrink-wrap" license agreements.

1.28 "Company Owned Intellectual Property" means the Intellectual Property solely or primarily related to the Business that is owned by the Company.

1.29 "Company Qualified Plan" has the meaning set forth in Section 3.11(d).

            1.30 "Company Stock" means the Company's common shares, no par value per share.

1.31 "Confidential Information" means any and all information not publicly available or generally available to the industry, which relates to specific matters concerning BWC, the Company's Controlled Affiliates or the Business of the Company.

1.32 "Consent" means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of or registration, declaration or filing with,

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any Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by UCFC, BWC, the Company, Stifel Nicolaus (if applicable) and/or Parent of this Agreement or any Related Agreement or (b) the consummation by UCFC, BWC, Parent, Stifel Nicolaus and/or the Company of the transactions contemplated hereby and thereby.

 1.33 "Contract" means any written contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument or offer to which the Company or any Controlled Affiliate of the Company is a party or by which any of their respective assets is bound.

 1.34 "Controlled Affiliate" of any Person means a Person that is directly or indirectly controlled by such other Person (it being the intention of the parties that a Controlled Affiliate of the Company means any direct or indirect subsidiary which is directly or indirectly controlled by the Company).

             1.35     "Disclosing Party" has the meaning set forth in Section 6.1.

1.36     "Effective Time" means the effective time of the Closing, which shall be deemed to be as of 11:00 p.m. Central time on the Closing Date.

1.37     "ERISA" means the Employee Retirement Income Security Act of 1974 and
regulations promulgated thereunder, as amended from time to time.

 1.38 "ERISA Affiliate" means with respect to any specified Person, any other Person that is or has been treated as a single employer with such specified Person for purposes of Section 414 of the Code.

1.39     "Escrow Agent" means U.S. Bank National Association, or an agent to be mutually agreed to by Parent and UCFC.

 1.40 "Escrow Agreement" means the escrow agreement to be entered into among UCFC, BWC, Parent and the Escrow Agent relating to the escrow of the Indemnification Escrow Amount, in a form mutually agreeable to the Parties and otherwise on commercially reasonable terms.

             1.41     "Escrow Claim Notice" has the meaning set forth in Section 9.6(c).

             1.42     "Escrow Period" has the meaning set forth in Section 9.6(c).

1.43     "Estimated Closing Date Balance Sheet" has the meaning set forth in Section 2.3.

             1.44     "Estimated Net Equity Value" has the meaning set forth in Section 2.3.

1.45     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

             1.46    "Filings" has the meaning set forth in Section 3.7(j).

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1.47     "Final Closing Date Balance Sheet" has the meaning set forth in Section 2.4(a)(ii).

 1.48 "FINRA" means the Financial Industry Regulatory Authority (including any predecessor entity, including without limitation the National Association of Securities Dealers, Inc., as applicable for purposes of the Company's representations and warranties herein).

             1.49  "First Escrow Release Date" has the meaning set forth in Section 9.6(c).

 1.50 "GAAP" means the accounting principles generally accepted in the U.S., including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.

 1.51 "Governmental Authority" means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the SEC and any SRO within or outside the United States.

 1.52 "Income Tax" means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.

 1.53 "Indebtedness" means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property other than liens relating to equipment leased by the Company not constituting a capital lease, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee (including by way of a "keep well" or other similar undertaking) of any of the foregoing obligations.

             1.54     "Indemnified Losses" has the meaning set forth in Section 9.2.

             1.55     "Indemnified Party" has the meaning set forth in Section 9.4.

             1.56     "Indemnifying Party" has the meaning set forth in Section 9.4.

 1.57 "Intellectual Property" means any of the following which is material to the Business: all material patents, patent applications, Trademarks, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators (URLs), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, know-how, show-how, maskworks, formulae, methods

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(whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

             1.58     "Internal Controls"

has the meaning set forth in Section 3.9(d).

             1.59     "IRS" means the United States Internal Revenue Service.

             1.60     "Indemnification Escrow Amount" has the meaning set forth in Section 9.6(c).

             1.61      "Investment Company Act"

means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

 1.62 "Knowledge" or "knowledge" means, with respect to Company, the actual knowledge of the individuals set forth in Annex A hereto and, with respect to Parent, means the actual knowledge of the individuals set forth in Annex B hereto, which in each case shall be deemed to include the knowledge any such person would have had if he or she had made a reasonable investigation and due inquiry of those persons that such individual would reasonably expect to have actual knowledge of the relevant subject matter. The words "know," "knowing" and "known" shall be construed accordingly.

 1.63 "Liability" or "Liabilities" means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.

1.64     "Lien" means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance.

             1.65     "Losses" has the meaning set forth in Section 9.2.

             1.66     "Management Closing Bonus Amount" has the meaning set forth in Section 6.5(d).

             1.67    "Material Adverse Effect" means:

(a) with respect to the Company and its Controlled Affiliates, a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Controlled Affiliates taken as a whole, but shall not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions, (ii) circumstances that generally affect the industries in which the Company and its Controlled Affiliates operate, (iii) any changes resulting from the announcement, pendency or Closing of the transactions provided for in this Agreement, including the impact thereof on relationships with customers of the Company or any of its Affiliates, suppliers, vendors,

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lenders, joint venture participants or employees, (iv) disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or (v) any adverse effect that the Company, UCFC or BWC otherwise cures prior to Closing; and

(b) with respect to Parent, a material adverse effect on the assets, business, financial condition or results of operations of Parent's and its subsidiaries' businesses taken as a whole, but shall not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions, (ii) circumstances that generally affect the industries in which Parent and its subsidiaries operate, (iii) any changes resulting from the announcement, pendency or Closing of the transactions provided for in this Agreement, including the impact thereof on relationships with customers of the Company or any of its Affiliates, suppliers, vendors, lenders, joint venture participants or employees, (iv) disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or (v) any adverse effect that the Parent otherwise cures prior to Closing.

             1.68     "Material Contract" has the meaning set forth in Section 3.15.

 1.69 "Net Equity Value" means (a) the total consolidated assets of the Company less (b) the total consolidated liabilities of the Company, in each case as reflected on the Estimated Closing Date Balance Sheet or the Final Closing Date Balance Sheet, as the case may be, in accordance with GAAP, and the accounting principles, procedures, policies and methods used in the preparation of the Reference Balance Sheet; provided that the liability for the accrual for the payments contemplated by Section 6.5(d) hereof (and any intercompany receivable for the Income Tax benefits allocable to the Company due from UCFC in respect thereof) shall be eliminated and disregarded in the preparation of the Estimated Closing Date Balance Sheet and the Final Closing Date Balance Sheet.

             1.70     "Non-Competition Period" has the meaning set forth in Section 6.3(a).

1.71     "Non-Income Taxes" means any Taxes other than Income Taxes, including any interest, penalties or additions thereto, whether or not disputed.

1.72     "Non-Registered Fund" means any pooled investment vehicle that is not registered as an investment company under the Investment Company Act.

1.73     "Order" means an order, writ, injunction, or decree of any court or
Governmental Authority.

 1.74 "Ordinary Course" means, with respect to the Business, only the ordinary course of commercial operations customarily engaged in by the Company and its Controlled Affiliates consistent with prior practices. For purposes hereof, Ordinary Course shall not include (a) any material violation or material default under any applicable Requirement of Law or (b) any activity which the Company has expressly agreed not to undertake pursuant to this Agreement.

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1.75 "Parent"

has the meaning set forth in the introductory paragraph hereof.

1.76     "Parent Common Stock" means the common stock, par value $0.15 per share, of Parent.

             1.77    "Parent Disclosure Letter"

means the letter from Parent to UCFC, dated the date hereof and as amended or supplemented from time to time in accordance with Section 6.12(b), of exceptions to the representations and warranties made, and the listings of information provided, by Parent pursuant to the terms and conditions hereof.

             1.78     "Parent Indemnified Persons" has the meaning set forth in Section 9.2.

              1.79       "Party" or "Parties" has the meaning set forth in the first paragraph hereof.

             1.80     "PBGC" means the Pension Benefit Guaranty Corporation.

             1.81     "Pension Plan"

means an employee pension benefit plan (within the meaning of ERISA Section 3(2)).

1.82     "Permits" means all material licenses, registrations, franchises, permits, certificates, approvals, accreditations, or other similar authorizations.

 1.83 "Permitted Liens" means, collectively, (a) Liens that are disclosed in the Company Disclosure Letter or identified in the Company Financial Information, (b) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, (d) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey or title search of the property would reveal and (e) other minor encumbrances in property that do not materially impair the use of such property in the normal operation of the Business or the value of such property for the purpose of such Business.

 1.84 "Person" means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

 1.85 "Plan" means any agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, that involves any (a) pension, retirement, profit sharing, savings, deferred compensation, stock option, stock purchase, phantom stock, or incentive plan; (b) welfare or "fringe" benefits, including

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without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (c) any employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including without limitation any "employee benefit plan" as defined in ERISA Section 3(3) (together "Plans" and each item thereunder a "Plan").

 1.86 "Post-Closing Periods" means all taxable periods commencing after the Effective Time and the portion of any Straddle Period commencing after the Effective Time.

1.87     "Pre-Closing Periods" means all taxable periods ending as of or prior to the
Effective Time and the portion of any Straddle Period ending as of the Effective Time.

             1.88     "Proceeding" has the meaning set forth in Section 3.7(k).

             1.89     "Purchase Price" has the meaning set forth in Section 2.2.

             1.90     "Receiving Party" has the meaning set forth in Section 6.1.

             1.91     "Records" has the meaning set forth in Section 6.7.

             1.92     "Reference Balance Sheet" has the meaning set forth in Section 3.9(a).

1.93     "Reference Income Statement"
has the meaning set forth in Section 3.9(a).

 1.94 "Registered Investment Company" means any pooled investment vehicle that is registered or required to be registered as an investment company under the Investment Company Act.

1.95     "Related. Agreements" means the Escrow Agreement and any other certificate or document to be delivered by the parties pursuant to this Agreement.

1.96     "Requested Indemnification Escrow Amount" has the meaning set forth in
Section 9.6(c).

 1.97 "Requirement of Law" means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

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1.98 "Revenue Sharing Agreements" means those certain revenue sharing agreements between the Company and Butler Wick Trust Company, as set forth in Section 1.98 of the Company Disclosure Letter.

1.99 "SEC" means the Securities and Exchange Commission.

1.100 "Second Escrow Release Date" has the meaning set forth in Section 9.6(c). 1.101 "Securities Act"

means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

1.102 "Seller Indemnified Persons" has the meaning set forth in Section 9.3. 1.103 "Sellers" has the meaning set forth in the introductory paragraph. 1.104 "September 30, 2008 Financial Information"

has the meaning set forth in Section 3.9(a).

1.105 "Shares" means the 1,030 shares of Company Stock to be sold by Sellers to Parent (or Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4) hereunder.

1.106 "SRO" means FINRA, the National Futures Association, each national securities exchange in the United States and each other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers.

1.107 "Stifel Nicolaus" has the meaning set forth in the recitals of this Agreement. 1.108 "Straddle Period" has the meaning set forth in Section 1.1(c).

1.109 "Subsidiary" means, with respect to any specified Person, any other Person of which such specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, twenty percent (20%) or more of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

1.110 "Tax Returns" means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Requirements of Law to be filed in connection with any Taxes, and reports relating to Taxes payable by, pursuant to or in connection with any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a "Tax Return."

1.111 "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or govermental unit, agency, or political subdivision of any foregoing) income, profits,

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employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; PBGC premiums and any other charges of any Governmental Authority of the same or similar nature, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing Taxes shall be referred to sometimes as a "Tax."

             1.112   "Territory" has the meaning set forth in Section 6.3(a).

             1.113   "Third Person" has the meaning set forth in Section 9.5.

             1.114   "Third Person Claim" has the meaning set forth in Section 9.5.

 1.115 "Trademarks" means all registered and unregistered trademarks, service marks, trade names, corporate and business names, brand names, designs, logos, emblems, signs or insignia, slogans, Internet domain names, other similar designations of source or origin and general intangibles of like nature, including registrations and applications for registration for any of the foregoing, together with the goodwill symbolized by any of the foregoing.

1.116   "Treasury Regulations" means the rules and regulations under the Code issued by the U.S. Department of Treasury.

             1.117  "UCFC" has the meaning set forth in the introductory paragraph.

 1.118 "UCFC Benefit Plan" means each Plan, other than a Company Benefit Plan, to which UCFC or any of its ERISA Affiliates sponsors, maintains or contributes to, or is required to contribute to, or under which UCFC or any of its ERISA Affiliates has or may have any Liability.

 1.119 "UCFC Disclosure Letter" means the letter from UCFC and BWC to Parent, dated the date hereof and as amended or supplemented from time to time in accordance with Section 6.12(b), of exceptions to the representations and warranties made, and the listings of information provided, by UCFC and BWC pursuant to the terms and conditions hereof.

             1.120         "Unaudited Financial Information" has the meaning set forth in Section 3.9(a).

ARTICLE 2
PURCHASE AND SALE OF SHARES

 2.1 Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date and as of the Effective Time, BWC shall, and UCFC shall cause BWC to, sell, assign, transfer and convey to Parent (or if Parent shall so elect, Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4), and Parent (or if Parent shall so elect, Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4) shall

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purchase, acquire and accept from BWC, all of BWC's right, title and interest in and to the Shares free and clear of all Liens.

             2.2      Consideration.

          (a) Subject to adjustment pursuant to Section 2.4 hereof, in consideration for the sale of the Shares, the aggregate purchase price payable by Parent (or if Parent shall so elect, Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4) to the Sellers shall be $12,000,000 (the "Purchase Price"). The Purchase Price shall be reduced on a dollar-for-dollar basis to the extent that the Net Equity Value at Closing (determined in accordance with Section 2.4 hereof) is less than $9,900,000.

           (b)  At Closing, Parent (or if Parent shall so elect, Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4) shall deliver, by wire transfer of immediately available funds (A) an amount equal to (w) the Purchase Price, less (x) the Indemnification Escrow Amount, less (y) the Tax Benefit Escrow Amount, and less (z) if the Estimated Net Equity Value is less than $9,900,000, the difference between $9,900,000 and such Estimated Net Equity Value, to an account designated by UCFC not less than two Business Days prior to Closing, (B) the Indemnification Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement and (C) the Tax Benefit Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement, or otherwise pursuant to a separate escrow agreement with a separate escrow agent as the parties may agree.

(c) Subject to the provisions of Article 7 and Article 8, the closing of the purchase and sale of the Shares and the transactions contemplated hereby (the "Closing") shall take place at 9:00 a.m. Central Time at the offices of Bryan Cave LLP, One Metropolitan Square, Suite 3600, St. Louis, Missouri 63102 on December 31, 2008, or otherwise as soon as possible, but in any event no later than two (2) Business Days, after the date the last of the conditions set forth in Articles 7 and 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent, on the one hand, and UCFC, BWC and the Company, on the other hand, may mutually agree (the date on which the Closing actually occurs being herein referred to as the "Closing Date").

 2.3 Preliminary Information. UCFC shall cause to be delivered to Parent, at least two Business Days prior to the Closing Date, an estimated Closing Date balance sheet of the Company as of immediately prior to the Closing (the "Estimated Closing Date Balance Sheet"), substantially in the form of the Reference Balance Sheet, prepared in accordance with GAAP and otherwise using the accounting principles, procedures, policies and methods used by the Company in preparing the Reference Balance Sheet and (B) a calculation, in reasonable detail based upon such Estimated Closing Date Balance Sheet, setting forth, the estimated amount of the Net Equity Value (the "Estimated Net Equity Value").

             2.4     Net Equity Value Purchase Price Adjustment.

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           (a)     (i) Not later than 60 days after the Closing Date or such other time as is mutually agreed by the Parties, Parent shall cause to be prepared and delivered to UCFC the Final Closing Date Balance Sheet prepared in accordance with Section 2.4(a)(ii), and a calculation, in reasonable detail based upon such Final Closing Date Balance Sheet, setting forth the amount of the Net Equity Value.

(ii) Parent shall prepare or cause to be prepared the final balance sheet of the Company, as of immediately prior to the Closing, in accordance with GAAP and otherwise using the accounting principles, procedures, policies and methods used by the Company in preparing the Reference Balance Sheet, which shall be based on the audit of the financial statements of the Company conducted with respect to the period ending December 31, 2008 (the "Final Closing Date Balance Sheet"). From and after the Closing, in connection with the preparation and delivery of the Final Closing Date Balance Sheet and calculation of Net Equity Value as set forth therein and during the period of any dispute contemplated by this Section 2.4, Parent shall give, and use its reasonable best efforts to cause its advisors to give, UCFC and its authorized representatives reasonable access to the relevant books and records, facilities and employees of the Company, subject to the confidentiality and indemnity agreements as executed by the parties contemporaneously herewith, as may be necessary to enable UCFC and its advisers to review and analyze the Final Closing Date Balance Sheet and such calculations based thereon.

          (b)      (i) Within 60 days following its receipt of the Final Closing Date Balance Sheet, UCFC shall deliver to Parent either (i) its agreement as to the calculation of the Net Equity Value as set forth therein or (ii) a written dispute notice, specifying in reasonable detail the nature of its dispute of the calculation of the Net Equity Value as set forth therein. In the event that UCFC does not deliver to Parent a written dispute notice within 60 days following its receipt of the Final Closing Date Balance Sheet, as set forth above, then UCFC shall be deemed to agree to the calculation of the Net Equity Value as set forth in the Final Closing Date Balance Sheet. During the 30 days after the delivery of a dispute notice to Parent, if applicable, Parent and UCFC shall attempt in good faith to resolve any such dispute and finally determine the Net Equity Value set forth in the Final Closing Date Balance Sheet. If at the end of such 30-day period, Parent and UCFC have failed to reach agreement with respect to such dispute, the matter shall be submitted to a nationally recognized accounting firm that is not the principal independent auditor for either Parent or UCFC and is otherwise neutral and impartial; provided, however, that if Parent and UCFC are unable to select such other accounting firm within 45 days after delivery of a dispute notice to Parent, either party may request the American Arbitration Association to appoint, within 20 Business Days from the date of such request, an independent public accountant with significant relevant experience and that is not the principal independent auditor for either Parent or UCFC. The accounting firm or accountant so selected shall be referred to herein as the "Accountant." The Accountant shall act as arbitrator and resolve the disputed portions of the calculation of the Net Equity Value set forth in the Final Closing Date Balance Sheet in accordance with the terms and conditions of this Agreement. In making such determination, the Accountant may only consider those items and amounts as to which Parent and UCFC have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided that the determination of the Accountant will neither be more favorable to Parent than reflected in the Final Closing Date Balance Sheet nor more

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favorable to UCFC than reflected in UCFC's dispute notice. The Accountant shall deliver to UCFC and Parent, as promptly as practicable after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the Net Equity Value set forth in the Final Closing Date Balance Sheet as determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties to the fullest extent permitted under applicable Requirements of Laws and may be enforced in any court having jurisdiction. Each of Parent and UCFC shall bear all the respective fees and costs incurred by it in connection with this arbitration, and Parent and UCFC shall equally bear all fees and expenses relating to the foregoing work by the Accountant.

(c) On the second Business Day after the later of (x) the date UCFC and Parent agree to the calculation of the Net Equity Value as set forth in the Final Closing Date Balance Sheet and (y) if UCFC and Parent are unable to agree on such calculation of the Net Equity Value, the date that UCFC and Parent receive notice from the Accountant, of the final determination of the amount(s) being so disputed, the Purchase Price shall be adjusted as follows:

          (i)   If the Net Equity Value is equal to or greater than $9,900,000, no adjustment will be made, and Parent will pay to UCFC the difference, if any, between $9,900,000 and the Estimated Net Equity Value, if the latter is lower than $9,900,000 (provided that the aggregate Purchase Price shall not exceed $12,000,000).

         (ii)  If the Net Equity Value is less than $9,900,000, the Purchase Price shall be reduced dollar-for-dollar by the amount of such difference, and either (A) UCFC shall pay to Parent the difference between the Estimated Net Equity Value and the Net Equity Value (if the Estimated Net Equity Value is higher than the Net Equity Value) or (B) Parent shall pay to UCFC the difference between the Net Equity Value and the Estimated Net Equity Value (if the Net Equity Value is higher than the Estimated Net Equity Value, but less than $9,900,000).

       (iii) Any payment so required to be made by UCFC or Parent pursuant to this Section 2.4(c) shall be by transfer of immediately available funds to an account or accounts specified in writing by UCFC or Parent (as the case may be) and shall bear interest from the Closing Date through the date of payment at the prime lending rate as reported in The Wall Street Journal.

2.5 Additional Actions. If, at any time after the Effective Time, Parent shall reasonably determine that any deeds, bills of sale, stock powers, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Parent (or Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4) its right, title or interest in, to or under any of the Shares or otherwise to carry out this Agreement, the officers and directors of Parent (or Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4) shall be authorized to execute and deliver, in the name and on behalf of Parent (or Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4) or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Parent or the Company, as the case may be, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such Shares consistent with the terms of this Agreement.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Parent as of the date hereof and as of the Closing.

 3.1 Organization and Good Standing; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of Ohio with full power and authority to own, operate and lease its assets and to carry on its business as currently conducted. The Company is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of its certificate of incorporation and bylaws. The Company does not own, directly or indirectly, any equity or other interest in any Subsidiary.

 3.2 Other Interests.Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of any material interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person owned, directly or indirectly, by the Company, other than (i) interests or investments held by the Company for the account of clients as of the date hereof and Liens on interests or investments securing Indebtedness of such, clients or (ii) securities, interests and investments maintained by the Company in the Ordinary Course.

 3.3 Authorization; Binding Obligations. The Company has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by the Company of this Agreement and the Related Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Parent, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

 3.4 No Conflicts. Except as set forth in Section 3.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and each of the Related Agreements to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c)

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result in the creation of any Lien upon the shares of Company Stock to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of or (f) require any Consent or other action by, notice to, or filing with, any third party or Governmental Authority pursuant to, the charter or bylaws of the Company, or any applicable Requirements of Law or Material Contract to which the Company, or its properties or the shares of Company Stock are subject except for such conflicts, violations, Liens, contraventions, cancellations, defaults or Consents, the failure of which to obtain or violation of which will not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

 3.5 Approvals. There are no notices, reports or other filings required to be made by the Company, or Consents required to be obtained by the Company from, any Governmental Authority or other third party in order for the Company to execute, deliver or perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, except (a) as set forth in Section 3.5 of the Company Disclosure Letter, (b) Consents as may be required by FINRA, or (c) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements, or (ii) have or cause a Material Adverse Effect.

 3.6 Litigation. Except as set forth in Section 3.6 of the Company Disclosure  Letter, there is no investigation, action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company has any event occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any of the same, against or affecting the Company or the Business (including any claim involving a Company Customer Contract or a Company Customer or any Company Leased Real Property) that, individually or in the aggregate, (a) as of the date of this Agreement, involves a claim against, or is reasonably likely to result in a liability of the Business in excess of $50,000 net of existing reserves and after application of available insurance proceeds, if any, provided that multiple claims or causes of action arising out of a single circumstance or a collection of circumstances based on the same related set of facts shall be deemed to be a single claim or cause of action for purposes of this determination; (b) would reasonably be expected to have a Material Adverse Effect; or (c) would affect the legality, validity or enforceability of this Agreement or any Related Agreement or prevent or materially impair or delay the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.6 of the Company Disclosure Letter, there are no judgments, injunctions, writs, orders or decrees of any Governmental Authority binding or, to the Knowledge of the Company, threatened to be imposed upon the Company that would (A) be binding upon Parent or its subsidiaries (other than the Company) following consummation of such transactions contemplated by this Agreement and the Related Agreements and which would reasonably be expected to have a Material Adverse Effect on the Parent and its subsidiaries (taken as a whole) or their businesses following Closing on an aggregate basis, or (B) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7       Compliance with Requirements of Law, Regulatory Matters. Except as set forth in Section 3.7 of the Company Disclosure Letter:

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      (a)    The Company is, and since January 1, 2005 the Business has been operated, in compliance in all material respects with all material Requirements of Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2005, neither UCFC, BWC nor the Company has received any written, or, to the Knowledge of the Company, oral notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance (or that the Company is under any investigation by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law relating to the Business.

                  (b) (i)  The Company holds all Permits that are required in order to conduct the Business in the manner presently conducted under and pursuant to all Requirements of Law in all material respects; (ii) all such Permits are in full force and effect and are not subject to any suspension, cancellation, modification, revocation or any proceedings or investigations related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification, revocation, proceeding or investigation is threatened, nor do facts exist which would reasonably form the basis for any such suspension, cancellation, modification, revocation, proceeding or investigation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iii) the Company is not in default, and no condition exists that with notice or lapse of time or otherwise would constitute a default, under any such Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (c)       The Company is not subject to or bound by any Requirement of Law other than Requirements of Law imposed on similarly situated broker-dealers, that restricts the Business or relates to its capital adequacy, credit policies or management.

    (d)        The Company is duly registered as an investment adviser under the Advisers Act and is registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the extent that the Company relies on any statutory or regulatory exemption to avoid registration as an investment adviser with any Governmental Authority, the Company has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. A correct and complete list of each such current registration, license or qualification is set forth in Section 3.7(d) of the Company Disclosure Letter. Except as set forth in Section 3.7(d) of the Company Disclosure Letter, the Company (i) is not and has not been an "investment adviser" within the meaning of the Advisers Act or any other applicable Requirements of Law and (ii) to the Knowledge of the Company, is not subject to any material liability by reason of any failure to be so registered, licensed or qualified.

(e) The Company is duly registered as a broker-dealer under the Exchange Act, except where the failure to be so registered, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company is

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registered, licensed or qualified as a broker-dealer in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the extent that the Company relies on any statutory or regulatory exemption to avoid registration as a broker-dealer with any Governmental Authority, the Company has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. A correct and complete list of each such current registration, license or qualification is set forth in Section 3.7(e) of the  Company Disclosure Letter. Except as set forth in Section 3.7(e) of the Company Disclosure Letter, the Company (i) is not and has not been a "broker" or "dealer", and is not and has not been required to be registered as a "broker" or "dealer", within the meaning of the Exchange Act or any other applicable Requirements of Law and (ii) to the Knowledge of the Company, is not subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(f)   The Company is not and has not been (i) a commodity pool operator, futures commission merchant, commodity trading advisor, trust company, real estate broker, introducing broker, insurance company, insurance broker, insurance agent or transfer agent within the meaning of any Requirement of Law or (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, trust company, real estate broker, introducing broker, insurance company, insurance broker, insurance agent, transfer agent or in any other capacity under any Requirement of Law.

(g) Neither the Company nor any "affiliated person" (as defined in the Investment Company Act) of the Company is ineligible or disqualified pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to any Registered Investment Company for which it currently serves as investment adviser, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by, any Governmental Authority, which would reasonably be expected to result in any such ineligibility or disqualification. Neither the Company nor any person "associated" (as defined in the Advisers Act) with the Company is ineligible or disqualified pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or person "associated" (as defined in the Advisers Act) with a registered investment adviser, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by, any Governmental Authority, which would reasonably be expected to result in any such ineligibility or disqualification. Neither the Company nor any of its "associated persons of a broker or dealer" are ineligible or disqualified pursuant to Section 15, Section 15B or Section 15C of the Exchange Act to serve as a broker-dealer or as an "associated person of a broker or dealer" (as defined in the Exchange Act), nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by, any Governmental Authority, which would reasonably be expected to result in any such ineligibility or disqualification.

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      (h)   The officers and employees of the Company who are required to be licensed or registered for the activities conducted by them in respect of the Business are, and at all times since January 1, 2005 have been, duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with whom, such licensing or registration is so required except where the failure to be so licensed would not have or cause a Material Adverse Effect. Each such registration or license is in full force and effect, except where the failure to be so licensed or registered, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, none of the officers or employees of the Company is or, since January 1, 2005, has been subject to any material disciplinary or other material regulatory compliance action or material complaint by a Governmental Authority.

      (i)    All material registrations (including Forms BD and ADV), reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other filings required to be filed with any Governmental Authority, including all amendments or supplements to any of the above (the "Filings") required to be filed by the Company since January 1, 2005 related to the Business have been filed in compliance in all material respects with all Requirements of Law and the information contained therein was true and correct in all material respects.

      (j)       Section 3.70) of the Company Disclosure Letter sets forth a complete list of all securities exchanges, commodities exchanges, clearing corporations and similar organizations in which the Company holds memberships or has been granted trading privileges.

    (k)      Except for routine examinations conducted by any Governmental Authority in the regular course of the Business, since January 1, 2005 (i) no Governmental Authority has initiated any proceeding, investigation, examination, audit or review into the Business (a "Proceeding") and, to the Knowledge of the Company, no such Proceeding is ongoing, unresolved or threatened by any Governmental Authority and (ii) the Company has not received any notice or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of the Company, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally), which would have or cause a Material Adverse Effect.

(l)  The Company has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies as may be required by Requirements of Law for itself and a complete and correct copy of each of such policies has been made available to Parent to the Knowledge of the Company. Such codes of ethics, insider trading polices, personal trading policies and other material policies comply in all material respects with Requirements of Law. The policies of the Company respecting the avoidance of conflicts of interest are as set forth in the most recent policy manuals of the Company, which have been made available to Parent. Since January 1, 2005, there have been no violations by any officer or investment professional of the Company of such code of ethics, insider trading polices and personal trading policies which would reasonably be expected to have a Material Adverse Effect.

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(m)     The Company has complied in all material respects with all material Requirements of Laws regarding the privacy of Company Customers and has established and complied in all material respects with policies and procedures in this regard reasonably designed to ensure compliance with Requirements of Law.

(n)    The Company, to the extent required by Requirements of Law, has a written anti-money laundering program and a written customer identification program in compliance with Requirements of Law and has complied with the terms of such program in all material respects.

 3.8 Registered Investment Companies; Non-Registered Funds. Except as set forth in Section 3.8 of the Company Disclosure Letter, the Company does not serve, nor at any time has served, as an investment adviser or sponsor to any Registered Investment Company or Non-Registered Fund.

             3.9     Financial Statements.

(a)  (i) The audited balance sheets at December 31 in each of the years 2005, 2006 and 2007, and the related audited statements of income, changes in shareholder equity and cash flows and notes related thereto of the Company on a consolidated basis for each of the fiscal years then ended (the "Audited Financial Information"), (ii) the unaudited consolidated balance sheet of the Company at September 30, 2008 and related unaudited statements of income, changes in shareholder equity and cash flows and notes related thereto of the Company on a consolidated basis as of and for the nine-month period then ended (the "September 30, 2008 Financial Information"), and (iii) an unaudited consolidated balance sheet of the Company at November 30, 2008 (the "Reference Balance Sheet" and together with the September 30, 2008 Financial Information, the "Unaudited Financial Information") and related unaudited statements of income, changes in shareholder equity and cash flows and notes related thereto of the Company as of and for the ten-month period then ended (the "Reference Income Statement"), including in each case the notes thereto (such information in items (i), (ii) and (iii) collectively, the "Company Financial Information") have been delivered to Parent. The Reference Balance Sheet is included as Exhibit 3.9(a) hereto. As of the date hereof, the Company has not made or declared any dividends on the Company Stock since the date of the Reference Balance Sheet.

(b) The Company Financial Information has been (i) derived from the books of account and other financial records of the Company and (ii) prepared in accordance with GAAP consistently applied, subject only to normal recurring year-end adjustments and the absence of notes for the Unaudited Financial Information and except as otherwise expressly provided in the Company Financial Information. The Company Financial Information fairly presents in all material respects the consolidated financial position of the Company as of the respective dates thereof and their consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal and recurring year-end audit adjustments).

(c)        The corporate minute books of the Company that have been made available to the Parent for inspection are complete and correct in all material respects. A

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true and complete list of the incumbent directors and officers of the Company is attached as Section 3.9(c) of the Company Disclosure Letter.

           (d)            The Company maintains in all material respects internal controls over financial reporting ("Internal Controls") to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company's financial statements.

3.10 Title; Sufficiency of Assets. Upon consummation of the transactions contemplated by this Agreement and the Related Agreements, Parent or one or more of its subsidiaries and Controlled Affiliates (including the Company), taken together, will own, possess, have a valid license to, have a valid lease in or otherwise have the right to use all of the material rights, properties and assets necessary to conduct the Business in all material respects as currently conducted and as the same will be conducted on the Closing Date, including all such assets reflected in the Reference Balance Sheet or acquired since the date thereof (collectively, the "Assets"). The Company has maintained in all material respects all tangible Assets in good repair, working order and operating condition, subject only to ordinary wear and tear.

3.11 Employee Benefit Plans; Employee Matters.

(a) Section 3.11(a)(i) of the Company Disclosure Letter lists each Company Benefit Plan. Section 3.11(a)(ii) of the Company Disclosure Letter lists each Company Benefit Plan that is sponsored, maintained or contributed to or required to be contributed to by the Company or in connection with which the Company has or may have any Liability. No employee or former employee, including retirees, of the Company benefits by virtue of employment or former employment with the Company under any Plan other than the Plans set forth in Sections 3.11(a)(i) and (ii) of the Company Disclosure Letter. Except as disclosed in Section 3.11(a) of the Company Disclosure Letter, (i) each Company Benefit Plan is in writing and the Company has made available to Parent a true and complete copy of each Company Benefit Plan and a true and complete copy of the following items (in each case, only if applicable) (A) each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the three most recently filed annual reports on the IRS Form 5500 for each such Company Benefit Plan, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants and all actuarial reports, and (D) the most recently received IRS determination letter for each such Company Benefit Plan and any outstanding request for a determination letter, and (ii) the Company has no express or implied commitment with respect to the Business to create, incur any Liability with respect to or cause to exist any other Plan or to modify, change or terminate any Company Benefit Plan.

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(b) Except as disclosed in Section 3.11(b) of the Company Disclosure  Letter, (i) each of the Company Benefit Plans is, and has always been, operated in accordance in all material respects with all applicable provisions of ERISA, the Code, and all other Requirements of Law and has in all material respects been administered, operated and managed in accordance with its governing documents, (ii) no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975), except any as to which an exemption described in ERISA Section 408 applies, and no violations of ERISA Section 407 have occurred with respect to any Company Benefit Plan and (iii) each Company Benefit Plan (including any Plan covering former employees and retirees of the Company) may be amended or terminated by the Company or other applicable sponsor of the Plan on or at any time after the Closing Date.

(c)  None of BWC, UCFC, the Company nor any of their ERISA Affiliates has now or at any time contributed to or been required to contribute to, sponsored, or maintained, or has any liability with respect to, (i) a multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)) or (ii) any Pension Plan which is subject to the provisions of Title IV of ERISA. For purposes of the foregoing, the Company shall include each member of the controlled group of which the Company is a member and which is under common control. The Company is not a party to any arrangement that has resulted or would result in a payment that would not be fully deductible as a result of Code Section 162(m) or Code Section 280G or any similar provision of law. None of BWC, UCFC, the Company, the Subsidiaries of the Company or any of their ERISA Affiliates has terminated or taken action to terminate (in whole or in part) any Pension Plans within the last six years that could result in any material liability to the Company or the Subsidiaries of the Company.

(d) Except as disclosed in Section 3.11(d) of the Company Disclosure Letter, the IRS has issued a favorable determination letter with respect to each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code (a "Company Qualified Plan") to the effect that such plan is qualified under Section 401(a) of the Code. No circumstances exist that would adversely affect the qualified status of any Company Qualified Plan or that could be expected to result in the revocation of the trust's exemption from United States federal income taxation under Section 501(a) of the Code. Each Company Qualified Plan is identified in Section 3.11(d) of the Company Disclosure  Letter.

(e)  Except as disclosed in Section 3.11(e) of the Company Disclosure Letter, each of the Company Benefit Plans that is a nonqualified deferred compensation arrangement is listed in Section 3.11(e) of the Company Disclosure Letter, and each such arrangement has been maintained, administered and operated in material compliance with Code Section 409A and the regulations and guidance thereunder, and each such Plan has been amended to comply with Code Section 409A prior to the earlier of December 31, 2008 or the Closing Date.

(f)  Except as disclosed in Section 3.11(f) of the Company Disclosure  Letter, there are no pending or, to the Knowledge of the Company, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts

25

under any of the Company Benefit Plans, and the Company has no liability with respect to a Plan by virtue of its being a member of a controlled group with a Person who has liability under the Code or ERISA.

(g) To the Knowledge of the Company, no labor union, labor organization or group of employees of the Company has made a pending demand for recognition or certification with respect to the Business Employees, there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the Business Employees presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and there have been no such actions, events or disputes since January 1, 2005. There are no strikes, organized work stoppages, organized slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Business Employees. The Company is not a party to, bound by, or in the process of negotiating a collective bargaining agreement or other agreement with a labor union or labor organization covering any of the Business Employees.

(h) Except as disclosed in Section 3.11(h) of the Company Disclosure Letter and Section 6.5 of this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Business Employee to separation, termination or severance pay, unemployment compensation or any other similar-type benefit payment, (ii) result in the payment to any present or former employee, officer, director or consultant of the Company of any money or other property, (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, or (iv) cause any amounts payable under the Company Benefit Plans to fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

(i) Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Company Benefit Plans provides for or promises medical, disability or life insurance or any other welfare benefits after retirement or other termination of employment to any current or former employee, officer, director or consultant of the Company.

(j) To its Knowledge, the Company is in compliance in all material respects with all material Requirements of Law relating to the employment of labor, including, without limitation, those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company has paid in full to all Business Employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Business Employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices with respect to the Business Employees. Except as disclosed in Section 3.11(j) of the Company Disclosure Letter, there is no charge of discrimination in employment or employment practices,

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including, without limitation, for reasons of age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company has employed or employs any person.

            (k) Except as disclosed in Section 3.11(j) of the Company Disclosure  Letter, all individuals who are performing or have performed consulting or other services for the Company, whether as consultants, independent contractors, agents or otherwise, are or were correctly classified by the Company as either "independent contractors" or "employees," as the case may be, and, at the Closing, will qualify for such classification under all Requirements of Law; there are no pending or, to the Knowledge of the Company, threatened claims against the Company by or on behalf of any such individual relating to the classification of such individual, or investigation, audit or other proceeding relating to such an individual or individuals, by any Governmental Authority with respect to the classification of such individuals.

3.12 Absence of Undisclosed Liabilities. The Company is not subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise) and, to the Knowledge of the Company, there are no existing conditions, situations or facts that could reasonably be expected to result in any such claim, obligation or liability, except (a) as and to the extent disclosed on, or as to which a reserve has been established on, the Reference Balance Sheet, (b) claims, obligations and liabilities that (i) are incurred after the date of the Reference Balance Sheet in the Ordinary Course consistent with past practice of the Company, and (ii) individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, or (c) as set forth in Section 3.12 of the Company Disclosure Letter.

3.13 Absence of Certain Changes. Except for the matters contemplated by this Agreement and as set forth in Section 3.13 of the Company Disclosure Letter, since November 30, 2008, the Business has been conducted in the Ordinary Course and (a) there has not been (i) any change in the business, operations, properties, assets, condition (financial or otherwise) or results of the Company taken as a whole which would have or cause a Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, in an amount in excess of $100,000, in existence as of the date of this Agreement; (iii) any acquisition or disposition by the Company of any material asset or material property other than in the Ordinary Course; (iv) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Company's capital stock; (v) any material increase in compensation payable to or to become payable by the Company to its directors, officers or employees; (vi) any entry by the Company into any material transaction other than in the Ordinary Course or as contemplated herein; or (vii) any change by the Company in accounting principles or methods, nor (b) has the Company (i) made, changed or rescinded any Tax election, except as required by applicable Requirements of Law; (ii) changed any annual Tax accounting period; (iii) changed any method of Tax accounting or filed any change in accounting method, except as required by applicable Requirements of Law; (iv) settled any Tax claim or assessment or surrender any right to claim a Tax refund; (v) failed to timely file any Tax Return that relates in whole or in

27

part to the Company; and (vi) waived or extended the statute of limitations in respect of Taxes, other than the extension of the due date of a Tax Return.

3.14 Company Real Property.

    (a)  Except as set forth in Section 3.14(a) of the Company Disclosure Letter, the Company does not own or ground lease any real property. Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Leased Real Property, identifying each Company Lease and the identity of the lessee and lessor thereunder. To the Knowledge of the Company, each Company Lease is in full force and effect. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, the Company is not in material default of any of its obligations under such Company Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default thereunder). Except as set forth in Section 3.15 of the Company Disclosure  Letter, to the Knowledge of the Company, no counterparty to any Company Lease is in material default of any of its obligations under the applicable Company Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default by such counterparty thereunder).

    (b)  To the Knowledge of the Company, there are no condemnation proceedings or eminent domain proceedings or sales or other dispositions in lieu of condemnation of any kind pending or threatened with respect to any portion of the Company Leased Real Property.

    (c) Except as set forth in Section 3.14 of the Company Disclosure Letter, the Company has not subleased any of the Company Leased Real Property to any third party or given any third party any license or other right to occupy any portion of the Company Leased Real Property leased by the Company.

3.15 Certain Contracts. Except as set forth in Section 3.15 of the Company  Disclosure Letter, the Company is not a party to or bound by any Contract, arrangement, commitment or understanding (other than any Plan described elsewhere herein) (each a "Material Contract") (i) with respect to the employment of any directors, executive officers, or key employees constituting an "executive officer" (as such term is defined under Regulation S-K promulgated by the SEC under the Securities Act), as if the Company were required to file periodic reports as a registrant with the SEC under the Exchange Act; (ii) which would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC under the Securities Act), as if the Company were required to file periodic reports as a registrant with the SEC under the Exchange Act; (iii) which contains any material non-competition or exclusivity provisions with respect to any business or geographic area in which the Business is conducted or which restricts the conduct of the Business; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement; (vi) any Contract (including any so-called take-or-pay or keep well agreements) under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person in each case in excess of $100,000 or in the aggregate in excess of $500,000 (vii)

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other than underwriting, dealing, advisory, investment management and distribution Contracts entered into in the Ordinary Course or pursuant to the terms hereof, any Contract providing for the indemnification of any Person (other than directors and officers of the Company) with respect to liabilities, whether absolute, accrued, contingent or otherwise that would be material to the Business; (viii) other than margin loans by the Company made in the Ordinary Course, any Contract under which the Company has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or other similar advances to any Person, in each case in excess of $100,000 individually or $500,000 in the aggregate; (ix) any Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to the Business; (x) any Contract that provides for earn-outs or other similar contingent obligations of the Company or any of its Controlled Affiliates where such earn-outs or contingent obligations would be material to the Company; or (xi) any Contract which contains a "clawback" or similar undertaking requiring the reimbursement or refund of any material amounts (whether performance based or otherwise) paid to the Company. The Company has previously made available to Parent true and correct copies of all Revenue Sharing Agreements, all forgivable loans made to Business Employees (including amounts of such loans, maturity dates and the like), and all employment, severance, deferred compensation and change-of-control agreements with executive officers, key employees or material consultants to which the Company is a party, all of which are listed and described on Section 3.15 of the Company Disclosure Letter. Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company has no Knowledge of and has received no notice of any material breach of any Material Contract by any of the other parties thereto. Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company is not in material default under any Material Contract to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits and, to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both, would constitute such a material default.

3.16     Intellectual Property.

    (a) Section 3.16(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete list of all Company Owned Intellectual Property that is the subject of an application or registration. At the Closing, the Company will own the respective Company Owned Intellectual Property, and at the Closing will have a valid right to use all Company Owned Intellectual Property and Company Licensed Intellectual Property, free and clear of all Liens, other than Permitted Liens, and the Company is not in material breach of any agreement for the provision or use of material Company Licensed Intellectual Property.

    (b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, there is no material litigation pending or, to the Knowledge of the Company, threatened against the Company that involves a claim (i) alleging that the operation of the Business infringes, misappropriates, dilutes or otherwise violates a third party's Intellectual Property rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Company Owned Intellectual Property or Company Licensed Intellectual Property. To the Knowledge of the Company, the Business as currently conducted does not infringe,

29

misappropriate, or otherwise violate any third party's Intellectual Property rights in any manner that would have or cause a Material Adverse Effect. The Company has not brought or, to the Knowledge of the Company, threatened a claim against any third party (A) alleging infringement, misappropriation, dilution or other violation of any material Company Owned Intellectual Property or (B) challenging any such third party's ownership or use of or the validity, enforceability or registrability of, such third party's Intellectual Property, and, to the Knowledge of the Company, there is no basis for a claim regarding any of the foregoing.

        3.17 Taxes. Except as disclosed in Section 3.17 of the Company Disclosure Letter:

(a)  The Company has filed (or caused to be filed) or will file (or cause to be filed) all Tax Returns required to be filed on or before the Closing Date and such Tax Returns are true, correct, and complete in all material respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not entered into any "listed transactions" as defined in Treasury Regulation section 1.6011-4(b)(2), and each has properly disclosed all reportable transactions as required by Treasury Regulation section 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

(b)  The Company has not requested an extension of time within which to file any Tax Return in respect of any taxable period for which such Tax Return has not since been filed. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to a Tax assessment or deficiency or Tax Returns of the Company.

(c)   All Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely and fully paid in all material respects. To the Knowledge of the Company, there are no grounds for the assertion or assessment of additional Taxes against the Company or its assets.

(d)  The aggregate unpaid Taxes of the Company do not and will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the September 30, 2008 Financial Information and on the Reference Balance Sheet (for that point in time), respectively.

(e)   The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or foreign Law).

(f)  There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company.

(g)  Except for the group of which UCFC is presently a member, the Company (i) is not and never has been a member of an "Affiliated Group" within the

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meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or similar provision of state, local or foreign Tax law) as a transferee or successor, by contract or otherwise.

(h)                   The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(i) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction.

(j) No federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted or to the Knowledge of the Company, threatened with respect to the Company. The Company has not since January 1, 2004, received from any Governmental Authority (including jurisdictions where Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company. In addition, with respect to any such notices or requests received on or after January 1, 2001 and prior to January 1, 2004, all Tax matters related to any such notice or request have been settled by the Company and the relevant Governmental Authority or the statute of limitations related to such notice or request has expired.

(k) The Company does not presently have and has not in the past had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the U.S. and such foreign country.

(l) The Company is in compliance with the requirements of Section 482 of the Code and the Treasury Regulations thereunder as they apply to transfer pricing between controlled entities, including the contemporaneous documentation requirements regarding transfer pricing policies.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(n) True, correct and complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to the last three years with the IRS or any other taxing authority have been delivered to Parent.

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    (o) All Tax Returns required to be filed by the Company for periods beginning before the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date are set forth in Section 3.17 of the Company Disclosure Letter.

    (p) UCFC is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

3.18 Company Capitalization.

    (a) As of the date hereof, the authorized capital stock of the Company consisted of 75,000 common shares, no par value per share (the "Company Capital Stock"). As of the date hereof, the Shares are the only outstanding shares of Company Capital Stock, and no other shares of Company Capital Stock were issued and outstanding, and no shares of Company Capital Stock were reserved for issuance (including shares underlying any outstanding stock options and other convertible securities of the Company).

    (b) As of the date of this Agreement, all of the issued and outstanding shares of Company Capital Stock have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no outstanding options, warrants, convertible securities, "tag along" or "drag along" rights or other rights, agreements, arrangements or commitments relating to the Company Capital Stock obligating the Company or any of its Affiliates, at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote, redeem or otherwise dispose of or sell any shares of Company Capital Stock. The Company has no (i) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for, Company Capital Stock or (ii) outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments that entitle or convey to any Person the right to vote with UCFC or BWC on any matter in respect of the Company Capital Stock absent the exercise or conversion thereof. There are no voting trusts or other agreements or understandings outstanding with respect to the Company Capital Stock.

3.19 Affiliate Transactions.

    (a) Except for Contracts and arrangements (i) which are on customary arms-length terms, (ii) in respect of services and products that are to be continued or provided pursuant to the Related Agreements or (iii) as set forth in Section 3.19 of the Company Disclosure Letter which are to be terminated on or prior to the Closing Date, the Company is not a party to any Contract or arrangement with UCFC, BWC or their respective Affiliates.

    (b) Except as set forth in Section 3.19 of the Company Disclosure Letter, to the Knowledge of the Company, no director, officer or employee of the Company: (i) owns, directly or indirectly, any economic or ownership interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, (y) any Company Customer or (z) any supplier, lessor, lessee or competitor of the Company, in each case of (x), (y) and (z) where such interest would be

32

material to the Business, taken as a whole, (ii) serves as a trustee, officer, director or employee of any Person that is a supplier, lessor, lessee or competitor of the Company or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of the Company, where the amount of any such loans would be material to the Company, taken as a whole.

    (c) Except as set forth in Section 3.19(c) of the Company Disclosure Letter, the Company has no loan outstanding, has not extended or maintained credit, and has not arranged for the extension of credit, to any of its directors, officers or employees.

3.20 Derivative Products. Except as set forth in Section 3.20 of the Company Disclosure Letter or as reflected on the Company Financial Information, the Company is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward Contracts or other similar risk management arrangements or derivative financial instruments entered into for the account of the Company.

3.21 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of the Company, BWC or UCFC, except those for which UCFC or BWC will be solely responsible.

3.22 Insurance. The Company has at all times since December 1, 2005 maintained insurance policies or been provided with coverage under UCFC's insurance policies including, without limitation, general comprehensive liability, unemployment and workers' compensation coverage. Section 3.22 of the Company Disclosure Letter sets forth the material insurance policies maintained by the Company (or provided to the Company by UCFC), together with the amount of coverage for each policy, the premium due dates (solely with respect to those Company maintained policies) and the dates of last payment and indicates which of such insurance policies are claims-made policies and which of such policies are occurrence-based policies. To the Knowledge of the Company, the policies evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All of such insurance policies maintained by the Company and, to the Knowledge of the Company, all such insurance policies maintained by UCFC under which the Company receives coverage, are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default in any material respect of any of its obligations under any of such insurance policies.

3.23 Disclosure. The representations, warranties and other statements of the Company contained in this Agreement, the Company Disclosure Letter, or any Exhibit or Schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any of them, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF UCFC AND BWC

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UCFC and BWC hereby jointly and severally make the following representations and warranties to Parent as of the date hereof and as of the Closing.

 4.1 Organization and Good Standing. UCFC and BWC are corporations duly organized, validly existing and in good standing under the laws of Ohio with' full power and authority to own, operate and lease their respective assets and to carry on their respective businesses as currently conducted. UCFC and BWC are duly qualified to do business and are in good standing (where applicable) as foreign corporations in each jurisdiction where the ownership, operation or leasing of their respective assets or the conduct of their respective businesses as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

 4.2 Ownership. As of the date of this Agreement, BWC owns, and as of the Closing Date BWC will own free and clear of all Liens, all of the issued and outstanding . shares of Company Stock, and UCFC owns, and as of the Closing Date will own, all of the voting capital stock of BWC and otherwise controls the board of directors of BWC.

 4.3 Authorization; Binding Obligations. UCFC and BWC each have all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by UCFC and BWC of this Agreement and the Related Agreements, if any, and the consummation by each of them of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of UCFC and BWC. This Agreement has been and, as of the Closing Date, the Related Agreements, if any, will be, duly and validly executed and delivered by each of UCFC and BWC, and assuming the due authorization, execution and delivery by Parent and the Company, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of each of UCFC and BWC, enforceable against each of them in accordance with its terms, except that the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

 4.4 No Conflicts. Except as set forth in Section 4.4 of the UCFC Disclosure Letter, the execution, delivery and performance by UCFC and BWC of this Agreement and each of the Related Agreements to which each is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by each, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien upon the shares of Company Stock to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any Consent or other action by, notice to, or filing with, any third party or Governmental Authority pursuant to, the charter or bylaws of each, or any applicable Requirements of Law or material contract to which each are subject except for

34

such conflicts, violations, Liens, contraventions, cancellations, defaults or Consents, the failure of which to obtain or violation of which will not individually or in the aggregate reasonably be expected to have a material adverse effect.

 4.5 Approvals. There are no notices, reports or other filings required to be made by UCFC or BWC, or Consents required to be obtained by UCFC or BWC from, any Governmental Authority or other third party in order for UCFC or BWC to execute, deliver or perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, except (a) as set forth in Section 4.5 of the UCFC Disclosure Letter, (b) Consents as may be required by FINRA, or (c) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements, or (ii) have or cause a material adverse effect.

 4.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of the Company, UCFC or BWC, except those for which UCFC or BWC will be solely responsible.

 4.7 Disclosure. The representations, warranties and other statements of UCFC and BWC contained in this Agreement, the UCFC Disclosure Letter, or any Exhibit or Schedule delivered by UCFC and BWC to Parent in connection with the execution and delivery of this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any of them, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby makes the following representations and warranties to the Sellers as of the date hereof and as of the Closing.

 5.1 Organization and Good Standing. Each of Parent and Stifel Nicolaus is a legal entity duly organized, validly existing and in good standing under the Requirements of Law of its jurisdiction of organization with full power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Each of Parent and Stifel Nicolaus is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

 5.2 Authority; Binding Obligations. Each of Parent and Stifel Nicolaus (to the extent it becomes a party hereto and thereto) has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to

35

perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by each of Parent and, if applicable, Stifel Nicolaus of this Agreement and the Related Agreements to which it is a party, and the consummation by them of the transactions contemplated hereby and thereby, have been (or will have been, in the case of Stifel Nicolaus) duly and validly authorized by all necessary corporate action on the part of Parent and Stifel Nicolaus. This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by Parent and Stifel Nicolaus, as the case may be, and assuming the due authorization, execution and delivery by UCFC, BWC and the Company, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of Parent and Stifel Nicolaus, enforceable against each of them in accordance with its terms, except that the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability. Consummation of the transactions contemplated herein shall not trigger or otherwise cause a breach under the terms of any shareholder rights plan or arrangement of Parent or Stifel Nicolaus currently in effect.

 5.3 Compliance with Securities Laws. Parent (or, if applicable, Stifel Nicolaus, as assignee of Parent pursuant to Section 11.4) is not acquiring the Shares with a view to distribution thereof, and will not sell, offer for sale, pledge, transfer or otherwise dispose of such Shares or any interest therein except in compliance with the Securities Act and any other applicable federal and states securities laws.

 5.4 No Conflicts. Except as set forth in Section 5.4 of the Parent Disclosure  Letter, the execution, delivery and performance by each of Parent and Stifel Nicolaus of this Agreement and each of the Related Agreements to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Parent and Stifel Nicolaus, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of or (f) require any Consent or other action by, notice to, or filing with, any third party or Governmental Authority pursuant to, the charter or bylaws of Parent or Stifel Nicolaus, or any applicable Requirements of Law or Material Contract to which Parent or Stifel Nicolaus is subject except for such conflicts, violations, Liens, contraventions, cancellations, defaults or Consents, the failure of which to obtain or violation of which will not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

 5.5 Approvals. There are no notices, reports or other filings required to be made by Parent or any of its Affiliates with, or Consents required to be obtained by Parent or any of its Affiliates from, any Governmental Authority or other third party in order for Parent and its applicable Subsidiaries to execute, deliver or perform this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby, except (a) as set forth in Section 5.5 of the Parent Disclosure Letter, (b) Consents as may be required by FINRA, or (c) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the transactions contemplated

36

by this Agreement and the Related Agreements or (ii) have or cause a Material Adverse Effect.

 5.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of Parent or its subsidiaries, except those for which Parent will be solely responsible.

 5.7 Disclosure. The representations, warranties and other statements of Parent contained in this Agreement, the Parent Disclosure Letter, or any Exhibit or Schedule delivered by Parent to UCFC in connection with the execution and delivery of this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any of them, in light of the circumstances under which they were made, not misleading.

ARTICLE 6
ADDITIONAL COVENANTS OF THE PARTIES

 6.1 Confidentiality. In addition to the terms, provisions and covenants of the Confidentiality Agreement previously executed between Parent and the Company, which shall remain in full force and effect until Closing, Parent acknowledges that, in the course of its investigation of the Company, Parent and its representatives have and will become aware of Confidential Information and documents of the Company, and that its use of such Confidential Information and documents, or communication of such Confidential Information to third parties, could be detrimental to the Company. Parent (the "Receiving Party") covenants that prior to Closing all information and documents concerning the Company (the "Disclosing Party") reviewed by a Receiving Party or its representatives in connection with this Agreement or the transactions contemplated hereby shall be maintained in confidence and shall not be disclosed or used by the Receiving Party or its representatives without the Disclosing Party's prior written consent, unless such information (i) was, is now or becomes publicly available, (ii) is required to be disclosed pursuant to any Requirement of Law, (iii) was disclosed to a Receiving Party by a third party not subject to any duty of confidentiality to UCFC, BWC or the Company, or (iv) in the case of Parent, required to be disclosed by the rules of a securities exchange on which Parent may from time to time be listed or the SEC. In the event that a Receiving Party or any of its representatives is required pursuant to any Requirement of Law to disclose any such Confidential Information or documents referred to in this Section 6.1, such Receiving Party shall, to the extent reasonably practicable, provide the Disclosing Party with prompt written notice before such disclosure, sufficient to enable the Disclosing Party either to seek a protective order, at its expense, or another appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.1, or both. With respect to information and documents related to the Receiving Party, at the Disclosing Party's request, in the event that the Closing shall not occur, or as soon as practicable following termination of this Agreement: (i) the Receiving Party shall, and shall cause its representatives to, promptly destroy all Confidential Information and documents concerning the Disclosing

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Party (including any copies thereof or extracts therefrom); (ii) an officer of the Receiving Party shall certify to the Disclosing Party that such destruction has occurred; and (iii) the Receiving Party shall and shall cause its representatives to keep confidential and not use any such Confidential Information or documents unless required to disclose such Confidential Information or documents pursuant to judicial order, regulation or Requirements of Law.

6.2 Conduct of Business Until Closing. Except as set forth in Section 6.2 of the  Company Disclosure Letter or as otherwise provided in this Agreement, or as Parent may otherwise consent to (which consent shall not be unreasonably withheld, delayed or conditioned), on and after the date hereof and prior to the Closing Date, the Company shall:

(a)        not amend the organizational documents of the Company;

(b)      not effect any transactions relating to the disposition of any material part of the assets of the. Company, other than in the Ordinary Course;

(c)   (i) conduct the Business in the Ordinary Course, (ii) use commercially reasonable efforts to preserve the Company's current business organization and existing business relationships, (iii) maintain the Company's property in substantially the condition currently existing, normal wear and tear excepted, and (iv) not intentionally take or fail to take any action outside the Ordinary Course that would cause any of the representations and warranties set forth in Article III to be untrue or incorrect in any material respect at any time on or after the date hereof and through the Closing Date;

(d)   not make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Company, or make any other changes in the capital structure of the Company;

(e) except as required by Requirements of Law or an existing Plan or Contract and except with respect to the arrangements expressly contemplated to be implemented by the Company prior to the Closing pursuant to Section 6.5 hereof; not (A) make or agree to make any material increase in compensation, pension, or other fringe benefits or perquisites payable to any officer or investment professional or other employee of the Company other than routine wage or salary increases in the Ordinary Course (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or pay any bonus, other than those set forth in Section 6.2(e) of the Company Disclosure Letter, (C) grant or agree to grant or accelerate the time of vesting or payment of any awards under a Plan (including any equity rights to acquire any equity interests of the Company) other than as required by Requirements of Law or in accordance with or to facilitate the transactions contemplated by this Agreement, or (D) establish, adopt, amend, modify or terminate any Plan; provided, however, that the foregoing shall not prohibit the Company from employing financial consultants in the Ordinary Course;

(f) neither (i) merge with or into, consolidate with or acquire all or substantially all of the stock or assets of any other Person; (ii) enter into, materially amend or

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become subject to any limited liability company agreement, joint venture, partnership, strategic affiance, shareholders' agreement, co-marketing, co-promotion, joint development or similar arrangement, except in the Ordinary Course; (iii) enter into, terminate or amend in any material respect any material Contract (except to the extent necessary to obtain any consents for transfer contemplated by this Agreement); (iv) amend, breach, terminate or allow to lapse any material Permit relating to the Business that would have or cause a Material Adverse Effect, other than (A) amendments required by Requirements of Law or (B), any such action in the Ordinary Course, or (v) except in the Ordinary Course, sell, lease or grant any option to sell or lease, give a security interest in or otherwise create any Lien (other than a Permitted Lien) on any of the assets of the Company;

(g) not make any individual commitment or agreement for capital expenditures in excess of $100,000, or $250,000 in the aggregate, except as set forth on the capital budget set forth in Section 6.2(g) of the Company Disclosure Letter;

(h)  not sell, license or transfer any Intellectual Property other than in the Ordinary Course;

(i)  not pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000, other than the payment, discharge or satisfaction, in the Ordinary Course or in accordance with their terms, of liabilities reflected or reserved against in the Company Financial Information (or the notes thereto), or not required by GAAP to be so reflected or reserved, or incurred since the date of the Company Financial Information in the Ordinary Course, or waive any material benefits of or agree to modify any material confidentiality, standstill, non-solicitation or similar agreement to which the Company is a party;

(j)  not incur, assume or guarantee (including by way of any agreement to "keep well" or of any similar arrangement) or cancel or waive any claims under any Indebtedness or amend or modify the terms relating to any such Indebtedness, except for any such incurrence, assumption or guarantee of Indebtedness or amendment of the terms of such Indebtedness in the Ordinary Course;

(k)      not create, issue or sell, or grant any option or other right to subscribe, purchase or redeem, any of its securities;

 (l)    not change any material financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or Requirements of Law or required to be implemented during such period;

(m)   not enter into any binding agreement or arrangement with the IRS (or any similar Tax authority), with respect to the Company, which relates to any period or periods after the Effective Time, nor change any material Tax accounting method or practice;

(n)    use commercially reasonable efforts to comply in all material respects with all applicable material Requirements of Law affecting or relating to the Company; and

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(o)        not enter into any agreement (conditional or otherwise) to do any of the foregoing prohibited acts.

6.3       Covenant Not To Compete.

(a)                 Non-Compete. Each of UCFC and BWC acknowledges and agrees that the Business is conducted within the geographic area described in Section 6.3 of the  Company Disclosure Letter (the "Territory") and that the Company's reputation and goodwill are an integral part of its business success throughout the Territory. If UCFC or BWC deprives Parent of the Company's goodwill or in any manner utilizes its reputation or goodwill in competition with Parent, Parent will be deprived of the benefits it has paid for pursuant to this Agreement. Accordingly, as an inducement for Parent to enter into this Agreement, each of UCFC and BWC agrees that for a period ending on the second anniversary of the Closing Date (the "Non-Competition Period"), neither UCFC nor BWC shall, without Parent's prior written consent, directly or indirectly, own a controlling interest in, or manage or operate, any company, organization or business in the Territory, that is engaged in the broker-dealer business. Notwithstanding the foregoing, (i) neither UCFC nor BWC shall be prohibited from acquiring any thrift or bank that owns and operates a broker/dealer; provided, however, that any such acquired broker/dealer business shall be subject to the non-solicitation obligations set forth and described in Section 6.3(b) below; provided, further, however, that in the event UCFC or BWC is acquired by any third party, such third party shall not be subject to the restrictions set forth in this Section 6.3(a) but shall be subject to the non-solicitation provisions set forth in Section 6.3(b) below, and (ii) UCFC's savings bank subsidiary shall not be prohibited from engaging in any securities activities that are otherwise permitted in accordance with applicable Requirements of Law, or otherwise from contracting with third parties to provide brokerage, investment advisory, insurance or other related services at its branch locations in accordance with applicable Requirements of Law. In the event the agreement in this Section 6.3 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(b)                 No Solicitation. During the period beginning on the date of this Agreement and ending on the second anniversary of the Closing Date, neither UCFC, BWC nor any of their respective Controlled Affiliates shall, without the prior written consent of Parent, directly or indirectly, hire, offer to hire or entice away (whether as an employee or consultant) or in any other manner persuade or attempt to solicit any officer, employee or agent of the Company to discontinue his or her relationship with the Company and/or Parent or any of their respective subsidiaries; provided, however, that this Section 6.3(b) shall not apply (i) if such officer, employee or agent's relationship with the Company and/or Parent or any of their respective subsidiaries has terminated for any reason or (ii) if such officer, employee or agent is hired as a result of a general solicitation for employment not specifically targeted to employees of Parent, the Company or any of their respective subsidiaries engaged in the broker/dealer business.

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(c) Remedies. Each of UCFC and BWC acknowledges that a breach of the covenants contained in this Section 6.3 will cause irreparable damage to Parent, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each of UCFC and BWC agrees that if it breaches the covenants contained in this Section 6.3, in addition to any other remedy that may be available at law or in equity, Parent shall be entitled to specific performance and injunctive relief, without posting bond or other security.

6.4        Taxes.

(a)  All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be split equally and paid by UCFC and Parent, and UCFC and Parent shall cooperate in the preparation and filing of any Tax Returns and other documentation with respect to all . such Taxes, fees and charges, and if required by Requirements of Law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)   Other than the consolidated federal Income Tax Return of UCFC of which the Company is a member, the Company shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed by the Company for any taxable year or period ending on or before the Closing Date that are due after the Closing Date. The Company shall be responsible for payment of any Taxes shown due on such Tax Returns. Except to the extent such liability for Tax is reflected as a liability on the Estimated Closing Date Balance Sheet and taken into account as a reduction in Purchase Price, UCFC shall contribute to the Company the amount necessary to pay such Tax. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company, except as required by any applicable Requirement of Law. Parent shall permit UCFC or its representatives to review and comment on each such Tax Return described in this paragraph prior to filing, and Parent shall make all changes reasonably requested by UCFC in good faith (unless such changes are materially adverse to Parent or Parent is advised in writing by its independent outside accountants or attorneys that such changes are contrary to applicable law). In the event that Parent and UCFC are unable to agree on the reporting of any item on such Tax Returns, Parent and UCFC shall mutually choose an independent public accounting firm to resolve such dispute, and the decision of such firm with respect to such item shall be final.

(c) Parent shall prepare, or cause to be prepared, and file, or cause to be filed, all non-federal Tax Returns pertaining to the Company for any taxable year or period commencing prior to the Closing Date and ending after the Closing Date (a "Straddle Period"). Parent shall permit UCFC to review and comment on each such Tax Return described in this paragraph prior to filing, and Parent shall make all changes reasonably requested by UCFC in good faith (unless such changes are materially adverse to Parent or Parent is advised in writing by its independent outside accountants or attorneys that such changes are contrary to applicable law). In the event that Parent and UCFC are unable to agree on the reporting of any item on such Tax Returns, Parent and UCFC shall mutually choose an independent public accounting firm to resolve such dispute, and the decision of

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such firm with respect to such item shall be final. The Company shall be responsible for payment of any Taxes shown as due on such Tax Returns. UCFC shall pay to the Company within ten (10) Business Days after the date on which Taxes are paid with respect to such Straddle Period an amount equal to the portion of such Taxes that relates to the Tax period ending on the Closing Date, to the extent such Taxes are not reflected on the Reference Balance Sheet or paid by UCFC or the Company prior to Closing, including amounts paid in respect of estimated Taxes. For the purposes of this Section 6.4(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Non-Income Taxes be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Income Tax, be deemed to be equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the allocations described in this Section 6.4(c) shall be made in a manner consistent with the prior practice of the Company, except for changes required by Law or fact. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company and its Subsidiaries, which shall be in accordance with applicable Law.

                         (d)  Parent and UCFC agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Parent and UCFC shall cooperate with each other in the conduct of any Tax audit or other Tax proceeding and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.4. Any Tax audit or other Tax proceeding shall be deemed to be a Third Person Claim subject to the procedures set forth in Article 9 of this Agreement.

                         (e)   (i)   UCFC, Parent, and the Company agree that the Company will claim a deduction for federal and state tax purposes (to the extent such deduction is legally allowed to be claimed) of the full amount of the Management Closing Bonus Amount on the tax return that includes the Closing Date (and that the Company will not claim a deduction for such amount for any taxable year beginning subsequent to such Closing Date). UCFC agrees to pay to the Company the Tax Receivable Amount (as hereinafter defined) at the time set forth in this Section 6.4(e). The "Tax Receivable Amount" is equal to the amount of any actual refund, credit or other reduction of federal or state income or other tax realized by the Company or UCFC for any taxable period as a result of the payment of the Management Closing Bonus Amount (computed without regard to any applicable limitation under Section 280G of the Code other than any limitation that would not have applied in the absence of actions of the Company, Parent or any related party thereto following the Closing).

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(ii) In order to provide a non-exclusive source of recovery to Parent for the payment by UCFC of the Tax Receivable Amount, the parties shall cause an amount equal to the Management Closing Bonus Amount multiplied by forty percent (40%) (the "Tax Benefit Escrow Amount") to be deposited into escrow with the Escrow Agent or another a third party escrow agent reasonably, satisfactory to the parties, which amount shall be released as provided below in this Section 6.4(e). Such escrow agreement shall be on commercially reasonable terms for a transaction of this nature, and may be combined with or separate from the Escrow Agreement relating to the Indemnification Escrow Amount, provided that the Tax Benefit Escrow Amount shall be solely to satisfy the payment of the Tax Receivable Amount and shall not be otherwise subject to the escrow for indemnified matters provided for in Article 9 hereof. UCFC shall be entitled to any interest earned by such Tax Benefit Escrow Amount. On March 15, 2009, the Tax Receivable Amount will be released from the escrow in accordance with the escrow agreement and paid to Parent. If the Tax Receivable Amount released from escrow is less than the Tax Benefit Escrow Amount, any remaining amount in such Tax Benefit Escrow will be paid to UCFC and if the Tax Receivable Amount released from escrow is greater than the Tax Benefit Escrow Amount, such difference will be paid by UCFC to Parent within five (5) business days following the release of the Tax Benefit Escrow Amount. In any event, UCFC shall provide to Parent the calculation of the Tax Receivable Amount and such calculation shall be subject to the review of Parent. If UCFC and Parent disagree as to the proper calculation of the Tax Receivable Amount, UCFC and Parent shall utilize the procedures set forth in Section 2.4(b)(i) of this Agreement to resolve such dispute.

(iii) In the event that, subsequent to March 15, 2009, Parent, the Company, or any related party thereto takes any action that results in the non-deductibility (in whole or in part) of the Management Closing Bonus Amount, Parent shall indemnify and hold harmless UCFC, on an after-tax basis, for any Losses attributable to such lost deduction. In the event that any Governmental Authority finally determines that the Management Closing Bonus Amount is not deductible by the Company in the taxable year ending on the Closing Date and is instead deductible (or amortizable) by the Company in any taxable year beginning subsequent to the Closing Date, Parent shall immediately repay to UCFC the portion of the Tax Receivable Amount properly attributable to the amount of the Management Closing Bonus Amount that is determined not to be deductible by the Company in the taxable year ending on the Closing Date.

                        (iv)   Other than as provided in this Section 6.4Error! Reference source not found., after the Effective Time, the Company will not be a party to, bound by or have any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement with UCFC or its Affiliates.

  (f)   UCFC shall furnish to Parent, as provided in Section 1445(b)(2) of the Code, an affidavit (the "FIRPTA Affidavit") pursuant to Section 1445(a), stating under penalties of perjury, UCFC's United States taxpayer identification number and that UCFC is not a foreign person.

6.5        Employees of the Company.

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(a)    Plans to be Withdrawn from or Transferred by the Company. UCFC and/or BWC hereby agree to take or cause the Company to take all necessary action to cause the withdrawal of the Company, as a participating employer, from all Plans sponsored by UCFC, BWC or their ERISA Affiliates (other than the Company), effective as of the Closing Date. UCFC and/or BWC further agree to take all necessary action prior to Closing to withdraw from any Company Benefit Plan in which the Company is the plan sponsor and UCFC and/or BWC is a participating employer.

(b)   Deferred Compensation Plans. Parent shall take all commercially reasonable actions to assume the Company's deferred compensation Plans for continuing, eligible Business Employees and described on Schedule 6.5(b), which may be effectuated, at Parent's election, by granting the right to convert all or a portion of their cash balances into restricted shares of Parent Common Stock at the current market price as of the time of conversion, subject to caps and limitations as Parent may elect, at its discretion. Notwithstanding the foregoing, in no event shall Parent be required to take any action that would cause deferred compensation to be immediately includible in income or subject to additional taxes or penalties, or to otherwise violate, Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Company exercise or cause any third party to exercise any discretion to accelerate vesting or to provide for an adjustment of appreciation units under the Company's deferred compensation Plans without prior written authorization from Parent.

(c)   Retention Plans. Parent shall cause a retention plan to be established with an aggregate of not less than $8,000,000 to be awarded to eligible Business Employees as determined by Parent.

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(d)  Senior Management Agreements. At or prior to the Closing Date, BWC and/or the Company shall cause the change of control agreements and all other agreements and compensation arrangements applicable to the Company and the Business between BWC and/or the Company and the four senior management officers identified on Schedule 6.5(d)  to be terminated or amended, and no further payments (other than payments contemplated by this Section 6.5(d)) shall be made thereunder. Such terminations shall be in form and substance reasonably acceptable to Parent and UCFC. In satisfaction of all amounts otherwise payable under such agreements as of the Effective Time, and in consideration of the termination of such agreements, the Company shall accrue a liability, immediately prior to or at Closing, in an aggregate amount set forth on Schedule 6.5(d) (such amount, the "Management Closing Bonus Amount"), the relevant.portion of which shall be payable to those employees identified on Schedule 6.5(d), in each case, subject to such other terms and conditions, including the time, manner and amount of payment, as set forth in one or more separate agreements entered into at or prior to the Closing Date between the parties, which shall be in form and substance reasonably acceptable to Parent; provided, however, that the amount of any such termination payment to such an employee shall not exceed the individual maximum bonus amount set forth opposite such individual's name on Schedule 6.5(d), and the aggregate amount of all such termination payments for all such employees will not exceed the Management Closing Bonus Amount. Notwithstanding the foregoing, in no event shall Parent or the Company be required to take any action that would cause deferred compensation to be immediately includible in income or subject to additional taxes or penalties, or to otherwise violate, Section 409A of the Code.

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(e)  Severance Payments. Promptly following the execution and delivery of this Agreement, Parent shall establish reasonable severance policy provisions to facilitate the transition of the Company's operations following Closing. In addition, the Company shall cause terminated employees to receive their pro-rata vested portion of existing deferred compensation grants in accordance with the Company's plan. Notwithstanding the foregoing, in no event shall Parent, UCFC or the Company be required to take any action that would cause deferred compensation to be immediately includible in income or subject to additional taxes or penalties, or to otherwise violate, Section 409A of the Code.

(f)   Retiree Welfare Benefits. Except as required pursuant to any Requirement of Law, Section 6.5(g) hereof and Sections 601 through 608 of ERISA, the Company and Parent shall not have any obligation to provide welfare benefits to any former employees, officers, directors or consultants of the Company or its Affiliates after the Closing Date.

(g)   COBRA. After the Closing Date, the Company shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, for any employee of the Company, or qualified beneficiary under a group health plan of the Company, who, prior to the Effective Time, is receiving or is entitled to receive COBRA benefits or who loses health coverage in connection with the transactions contemplated in this Agreement.

(h)    No Third-Party Beneficiary. No provision of this Agreement, including without limitation this Section 6.5, shall create any third-party beneficiary rights in any Person, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Company or UCFC, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Plan, and no provision of this Agreement, including this Section 6.5, shall create such third-party beneficiary rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Plan, including the currently existing Plan.

6.6 Certain Waivers. Effective upon the Closing, each of UCFC and BWC shall be deemed to have irrevocably waived, released and discharged the Company from any and all liabilities and obligations to it of any kind or nature whatsoever, in its capacity as a shareholder of the Company, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than under this Agreement or any of the Related Agreements) or otherwise at law or equity, and each of UCFC and BWC shall be deemed to have agreed that it shall not seek to recover any amounts in connection therewith or thereunder from the Company; provided that the waivers contained in this Section 6.6 shall not apply to (i) claims arising under this Agreement or any Related Agreement, (ii) any claims for which the facts or circumstances giving rise to such claim first arise following the Closing Date, or (iii) any claims covered by directors and officers insurance policies of the Company existing on the day prior to the date hereof. In furtherance of the foregoing, UCFC shall be deemed to have agreed that it shall not make any claim for indemnification against the Company solely by reason of the fact that UCFC or BWC is or was a shareholder or any employee of UCFC or BWC who was a member, director, manager, officer, employee or agent of the Company or

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any individual is or was serving at the request of the Company or entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against UCFC or BWC.

 6.7 Books and Records. From and after the Closing, subject to appropriate confidentiality agreements, Parent shall provide UCFC and its representatives with reasonable access, for any reasonable purpose, including but not limited to (a) preparing Tax Returns, or (b) defending any claim in respect of which a notice of claim has been served on UCFC, during normal business hours, to all relevant books and records, including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, and any other electronic or written data ("Records"). Unless otherwise consented to in writing by UCFC, Parent shall not, for a period of 10 years following the date hereof or such longer period as retention thereof is required by applicable Requirements of Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender such Records to UCFC.

 6.8 Public Announcements. UCFC, BWC, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by any Requirements of Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

 6.9 Filings and Approvals. Immediately following execution of this Agreement the Parties shall proceed expeditiously and in good faith to make such filings, seek such approvals and take all such other actions as may be reasonably necessary to satisfy the conditions to Closing, including, without limitation, making any filings required to be made with FINRA, promptly. Each Party shall consult with the other Party with respect to the obtaining of all material Consents of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement to the extent reasonably practicable, and each Party shall keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. Each Party shall, upon request, furnish the other Party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its subsidiaries to any third party or Governmental Authority in connection with the Closing; provided, however, in the event that information is required regarding any individual person, such information need not be provided to any other Party. The Company shall use commercially reasonable efforts to obtain all necessary Consents required hereunder.

 6.10 Exclusivity. None of UCFC, BWC or the Company will permit their respective officers, directors, employees or other agents or representatives to, at any time prior to the termination of this Agreement under Section 10.1, directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any Acquisition Proposal, or (ii)

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discuss or engage in negotiations concerning any Acquisition Proposal with, or further disclose any non-public information relating to the Business to, any Person in connection with an Acquisition Proposal, in each case, other than Parent and its representatives. The term "Acquisition Proposal" as used herein means any offer or proposal for the acquisition of the Company or the Business or any portion thereof (other than in the Ordinary Course or with respect to obsolete equipment), whether by way of merger, consolidation or statutory share exchange or the acquisition of shares of capital stock, the acquisition of assets or similar transaction.

6.11 Further Assurances; Cooperation. From and after the Closing, the Parties shall take such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including Contract assignments, and doing any and all such other things as may be reasonably requested by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

6.12 Notices of Certain Events.

(a)        Each of Parent and the Company shall, to the extent permitted by applicable Requirements of Law, promptly notify the other of

  (i)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

 (iii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of Article 3 or Article 5 of this Agreement (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement;

(iv)  any material inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions to closing set forth in Article 7 or Article 8 hereof not to be satisfied in any material respect; and

(v)  any failure of a Party to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder;

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provided, however, that the delivery of any notice pursuant to this Section 6.12(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

(b)  Notwithstanding the generality of the foregoing, if Parent's chief executive officer, chief financial officer and/or any principal employee of Parent responsible for the negotiation, execution and performance of this Agreement has actual knowledge, either as of the date hereof or prior to Closing, of any breach or misrepresentation of a representation or warranty or any failure to perform a covenant by the Company, UCFC or BWC herein that would give rise to a claim for indemnification of Indemnified Losses pursuant to Article 9 hereof, Parent shall give prompt written notice to UCFC of such breach or failure; provided, however, that the delivery of any notice pursuant to this Section 6.12(b) shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice; and provided, further, that knowledge that the officers, employees or agents of the Company possessed prior to Closing shall not be imputed to the aforementioned officers of Parent simply by reason of the purchase and sale transaction contemplated hereby.

(c)  Notwithstanding anything to the contrary contained in this Agreement, but without limiting Parent's rights under Section 7.7, any written notice subsequent to the date of this Agreement by the Company or UCFC and BWC to Parent or Parent to UCFC which supplements, amends or corrects the Company Disclosure Letter, UCFC Disclosure Letter or Parent Disclosure Letter, as applicable (each a "Disclosure Supplement"), shall, to the extent of such written disclosure, be deemed to modify the applicable representations and warranties of the disclosing Person in this Agreement as though such information was originally disclosed on the Company Disclosure Letter, UCFC Disclosure Letter or Parent Disclosure Letter, as applicable.

6.13 Company Directives. Parent covenants and agrees with UCFC that during the period commencing on the date hereof and continuing until the Closing, none of Parent nor any of its Affiliates shall, directly or indirectly, give any directive to any Business Employee without the consent of UCFC. Parent further agrees that neither it nor any of its Affiliates shall enter into any agreement or arrangement with the Company on or prior to the Closing Date without the prior written consent of UCFC.

6.14 Assignment of Butler Wick Principal Marks. As soon as practicable after the Closing (but in no event later than 10 Business Days thereafter), UCFC (a) shall cause the articles of incorporation (or equivalent organizational documents) of each of BWC, Butler Wick Trust Company and any other Affiliate of UCFC to be amended to remove any reference to the "Butler Wick" name or any other Butler Wick Principal Marks owned by UCFC, BWC or any of their Affiliates from the name of such Affiliate, (b) shall assign (or cause to be assigned) all Butler Wick Principal Marks to Parent or Stifel Nicolaus and (c) shall cease using such "Butler Wick" Principal Marks as of the Effective Time.

6.15 Revenue Sharing Agreements. Promptly following the date hereof, and in any event prior to Closing, UCFC, BWC and the Company shall revise and formalize the existing Revenue Sharing Agreements (on an account-by-account basis with the current clients of the Company's Business Employees) to which such parties and their Controlled

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Affiliates are a party, having a term of not less than three (3) years following the Closing and otherwise on terms reasonably satisfactory to Parent consistent with the current arrangements among such parties. None of the Company, Parent, UCFC and BWC shall take any action or omit to take any action that shall cause any such Revenue Sharing Agreement to be terminated at any time prior to three (3) years following Closing.

 6.16 Butler Wick Trust Company Sublease Arrangement. UCFC and/or BWC shall (a) promptly following the date hereof, and in any event prior to Closing, enter into or modify, or cause Butler Wick Trust Company to enter into or modify, on terms reasonably satisfactory to Parent, the subleasing arrangement that Butler Wick Trust Company maintains with the Company with respect to the Company Leased Real Property located at City Centre One, Youngstown, Ohio and in Howland Ohio, as reflected on Section 3.14(a)  of the Company Disclosure Letter (the "BWTC Subleased Property") to provide that Butler Wick Trust Company's sublease obligation with respect to such Company Leased Real Property is co-terminous with the Company's existing prime lease thereof, and (b) as part of such modification, covenant and agree that UCFC and/or BWC shall not, and shall not cause Butler Wick Trust Company to, terminate such sublease arrangement prior to the expiration of such prime lease. In the alternative, UCFC and/or BWC may cause the Company Lease for such Company Leased Real Property to be amended so that the obligations to the landlord thereunder are separate obligations of each of the Company and Butler Wick Trust Company, or may otherwise cause the Company to be released from any obligations with respect to such sublease, all on terms reasonably satisfactory to Parent.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

The obligation of Parent to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Parent:

 7.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by the Company, UCFC and/or BWC pursuant to this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), except to the extent of any change expressly permitted by the terms of this Agreement or expressly consented to in writing by Parent. The Company shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with at or prior to the Closing. Each of the Company, UCFC and BWC shall deliver to Parent at the Closing a certificate certifying that the conditions stated in this Section 7.1 as applicable to such entity have been fulfilled by the Company, UCFC or BWC, as the case may be.

 7.2        Consents and Approvals. All material filings with applicable Governmental Authorities shall have been made and any necessary Consents required from such

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Governmental Authorities shall have been obtained and shall be in full force and effect, except for such Consents and approvals from Governmental Authorities, the failure of which to obtain would not constitute a violation of any Requirement of Law or have or cause a Material Adverse Effect on the Company.

 7.3 No Litigation or Contrary Judgment. On the Closing Date, no valid Order, executive order, stay, decree, judgment or injunction shall be in effect which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

 7.4 No Material Adverse Change. There shall not have occurred after the date hereof any event that has had or reasonably would be expected to have a Material Adverse Effect with respect to the Company.

 7.5 Company Disclosure Letter; Schedules. None of UCFC, BWC or the Company shall have delivered a Disclosure Supplement to Parent pursuant to Section 6.12(c) or any Schedule which contains information that is to be delivered following the execution hereof and prior to Closing, in either case containing information which, in the commercially reasonable judgment of Parent, materially and adversely affects the value of the Shares and the Business.

7.6       Deliveries at Closing. At Closing, the Company, UCFC and BWC, as
applicable, shall deliver or cause to be delivered to Parent:

(a)  certificates representing all the Shares, free and clear of all Liens, duly endorsed to Parent (or to ,Stifel Nicolaus or other Affiliate assignee of Parent permitted hereunder, if elected by Parent) or in blank accompanied by duly executed stock powers;

(b)   the Escrow Agreement, duly executed by UCFC and BWC;

(c)   the Assignment of Trademarks, duly executed by UCFC and BWC;

(d)  Revenue Sharing Agreements, in form and substance reasonably acceptable to Parent;

(e)  a written amendment or modification, consistent with Section 6.16 hereof, with respect to the BWTC Subleased Property, in form and substance reasonably acceptable to Parent;

(f)  from Squire, Sanders and Dempsey, L.L.P., counsel to the Company, UCFC and BWC, an opinion of such counsel, dated the Closing Date, in form and substance reasonably acceptable to Parent;

(g)  the written resignation of each member of the Board of Directors and, to the extent requested by Parent, each officer of the Company set forth in Section 7.6(g) of the Company Disclosure Schedule;

(h)  all consents and approvals from Governmental Authorities;

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(i)  a certificate of good standing of the Company, dated within five (5)
Business Days of the Closing Date, from the Ohio Secretary of State;

(j) all share transfer books, minute books and other corporate records of the Company;

(k) a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the articles or certificate of incorporation, code of regulations and resolutions of the shareholders and board of directors of the Company, authorizing and approving the transactions contemplated hereby and the incumbency of certain officers;

(l)  a copy, certified by the Secretary of UCFC to be true, complete and correct as of the Closing Date, of the resolutions of the board of directors of UCFC, authorizing and approving the transactions contemplated hereby;

(m) a copy, certified by the Secretary of BWC to be true, complete and correct as of the Closing Date, of the resolutions of the board of directors of BWC, authorizing and approving the transactions contemplated hereby;

(n) the certificates required to be delivered pursuant to Section 7.1;

(o)  the FIRPTA Affidavit; and

(p) such other customary documents, instruments or certificates as shall be reasonably requested by Parent and as shall be consistent with the terms of this Agreement.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF UCFC, BWC AND THE
COMPANY

The obligation of the Company, BWC and UCFC to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by UCFC:

8.1 Accuracy of Representations and Warranties of Parent and Performance of Obligations. All representations and warranties made by Parent in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), except to the extent of any change permitted by the terms of this Agreement or consented to by UCFC. Parent shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with (or caused to be performed or complied with) at or prior to the Closing. Parent shall deliver to UCFC at the Closing a certificate of an officer of Parent certifying that the conditions stated in this Section 8.1 have been fulfilled.

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 8.2 Consents and Approvals. All filings with Governmental Authorities shall have been made and any necessary Consents required from such Governmental Authorities shall have been obtained and shall be in full force and effect, except for such Consents and approvals of Governmental Authorities, the failure of which to obtain would not constitute a violation of any Requirement of Law or have or cause a Material Adverse Effect on the Company.

 8.3 No Litigation or Contrary Judgment. On the Closing Date, no valid Order, executive order, stay decree, judgment or injunction shall be in effect which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

 8.4       Deliveries of Parent at Closing. At Closing Parent shall deliver, or cause to be delivered, to UCFC (on behalf of itself and BWC):

(a)       the Purchase Price as described in Section 2.2;

(b)       the Escrow Agreement, duly executed by Parent;

(c)       the certificate required to be delivered pursuant to Section 8.1;

(d)       a certificate of good standing of Parent, dated within five (5) Business Days of the Closing Date, from the Delaware Secretary of State;

(e)       an opinion of Bryan Cave LLP, in form and substance reasonably acceptable to UCFC; and

(f)        such other customary documents, instruments or certificates as shall be reasonably requested by UCFC and as shall be consistent with the terms of this Agreement.

 8.5 Actions Required by Section 6.5(d). The agreements with the senior management officers identified in Section 6.5(d) shall have been terminated (or amended in form reasonably satisfactory to Parent) as required by Section 6.5(d), and the Management Closing Bonus Amount shall have been accrued on by the Company and reflected in the Estimated Closing Date Balance Sheet.

 8.6 Certificate. Parent shall deliver to UCFC and the Company a certificate executed by the Secretary of Parent certifying as of the Closing Date (x) a true and correct copy of the Articles or Certificate of Incorporation, as applicable, and bylaws of Stifel Nicolaus, (y) a true and correct copy of the resolutions of the Boards of Directors of Parent authorizing the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereunder and (z) incumbency matters.

ARTICLE 9
INDEMNIFICATION

 9.1 Survival of Representations and Warranties. All of the representations and warranties made by any Party in this Agreement, its Disclosure Letter or any certificates or documents delivered hereunder, shall survive the Closing Date and consummation of the

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transactions contemplated hereby and will continue for a period of eighteen (18) months following the Closing Date, at which time they shall expire; provided, however, that such expiration shall have no effect on any notice of claim made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim; and provided further, that the representations and warranties of UCFC and the Company contained in (i) Section 3.1 (Organization and Good Standing; No Subsidiaries), Section 3.3 (Authorization; Binding Obligations), Section 3.10 (Title; Sufficiency of Assets), Section 3.18 (Company Capitalization), Section 3.21 (Brokers), Section 4.1 (Organization and Good Standing), Section 4.2 (Ownership), Section 4.3 (Authorization; Binding Obligations) and Section 4.6 (Brokers) shall survive the Closing Date indefinitely and not terminate, and (ii) Section 3.17 (Taxes) shall survive the Closing Date until the expiration of the applicable statute of limitation, including any suspensions, tollings or extensions thereof; provided, however, that any such expiration shall have no effect on any notice of claim made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim. No Indemnified Party shall be entitled to indemnification for breach of any such surviving representation and warranty unless a notice of claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

9.2 Indemnification by UCFC and BWC. Subject to the terms and conditions of this Article 9, including the limitations with respect to amounts and sources of funds set forth in Section 9.6 below, among others, from and after Closing, UCFC and BWC shall jointly and severally indemnify and hold harmless Parent and its Affiliates (including, from and after the Closing, the Company and its Affiliates) and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the "Parent Indemnified Persons" and each a "Parent Indemnified Person"), from and against, and neither UCFC nor BWC shall have, and each shall be deemed to waive, any claim for contribution or indemnity against any such Parent Indemnified Person with respect to, any and all claims, losses, monetary damages, liabilities, fines, fees, penalties, expenses or costs (collectively, "Losses"), plus reasonable attorneys' fees and expenses, including court costs and expert witness fees and costs, incurred in connection with Losses (in all, "Indemnified Losses"), but excluding consequential, punitive, indirect, exemplary damages or any damages measured by lost profits or a multiple of earnings; provided however, that the foregoing exclusion shall not apply to amounts paid to unaffiliated third parties in respect of an indemnifiable claim hereunder (in all, "Indemnified Losses"), incurred or to be incurred by any of them resulting from or arising out of:

(a)  the breach of any agreement, covenant, representation, warranty, or other obligation of the Company, BWC or UCFC made or incurred under or pursuant to this Agreement or the Related Agreements delivered pursuant hereto or in connection with the Closing;

(b)  transaction costs and expenses incurred prior to Closing by the Company on behalf of the Company, BWC or UCFC in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses relating to any investment banker, broker, lawyer or accountant.

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 9.2A Tax Indemnity by UCFC. Subject to the terms and conditions of this Article 9, including the limitations set forth in Section 9.6 below and excluding any Liabilities for Taxes that are reflected on the Reference Balance Sheet, UCFC shall indemnify and hold harmless the Parent Indemnified Persons from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of any liability of the Company for its own Taxes or its Liability, if any (for example, by reason of transferee Liability or application of Treasury Regulation Section 1.1502-6), for Taxes of others, including, but not limited to, UCFC or any Controlled Affiliate of UCFC, or damage or Indemnified Losses payable with respect to Taxes claimed or assessed against the Company: (i) for any taxable period ending on or before the Effective Time or as a result of the transactions contemplated hereunder or (ii) for any taxable period resulting from a breach of any of the representations, warranties or covenants contained in Sections 3.17 or 6.4 hereof.

 9.3 Indemnification by Parent. Subject to the terms and conditions of this Article 9, including the limitations set forth in Section 9.6 below, Parent shall indemnify and hold harmless UCFC and BWC and their respective heirs, legal representatives, assigns and agents (the "Seller Indemnified Persons") from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(a)  the breach of any agreement, covenant, representation, warranty, or other obligation of Parent made or incurred under this Agreement or any document delivered pursuant hereto or in connection with the Closing; and

(b)  Liability of the Parent or its subsidiaries (exclusive of the Company) for Taxes for any taxable period ending on or before the Effective Time or for any Taxes of Parent or its subsidiaries (including the Company and its subsidiaries) after the Effective Time.

 9.4       Notice of Claim. In the event that Parent seeks indemnification on behalf of a Parent Indemnified Person, or UCFC or BWC seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the "Indemnified Party") shall give reasonably prompt written notice to the indemnifying Party (the "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than 20 days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

 9.5 Right to Contest Claims of Third Persons. If an Indemnified Party is entitled to indemnification hereunder (notwithstanding the limitations contained in Section 9.6 hereof) because of a claim asserted by any claimant (other than an indemnified person hereunder) ("Third Person"), the Indemnified Party shall give the Indemnifying Party prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. The Indemnifying Party shall have the right, upon written

55

notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to control any such matter including the right to investigate, contest or settle the claim alleged by such Third Person (a "Third Person Claim"), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing of its obligation, subject to any and all limitations contained in this Article 9, to indemnify the Indemnified Person or Indemnified Persons with respect to such Third Person Claim and to discharge (and does in fact so discharge) any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that the conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

9.6        Limitations on Indemnity.

(a)  Notwithstanding anything contained herein to the contrary, UCFC. and BWC shall have no obligation to indemnify the Parent Indemnified Persons in respect of Indemnified Losses until all Indemnified Losses exceed $100,000 (after application of any reserves previously established and included in the Reference Balance Sheet, all in accordance with GAAP) in the aggregate and then only for those Indemnified Losses in excess of $100,000 (except for Indemnified Losses resulting from or arising under Section 3.1 (Organization and Good Standing; No Subsidiaries), Section 3.3 (Authorization; Binding Obligations), Section 3.10 (Title; Sufficiency of Assets), Section 3.18 (Company Capitalization), Section 3.21 (Brokers), Section 4.1 (Organization and Good Standing), Section 4.2 (Ownership), Section 4.3 (Authorization; Binding Obligations) and Section 4.6 (Brokers) and Section 9.2A (Tax Indemnity by UCFC), as to which the foregoing $100,000 limitation shall not apply). Additionally, except as set forth in Section 9.1, in no event shall UCFC and BWC be liable to or be required to indemnify any of the Parent Indemnified Persons for any Indemnifiable Loss or Losses of any of the Parent Indemnified Persons under Sections 9.2(a) and (b) hereof that arise after the eighteen (18) month anniversary of the Closing Date at which time the obligations contained in such sections shall terminate; provided, however, that any such expiration shall have no effect on any notice of any specific claim made by any Parent Indemnified Persons occurring prior to any such expiration set forth in such notice of claim.

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(b)  In no event shall the Sellers have any obligation to indemnify the Parent Indemnified Persons in respect of Indemnified Losses (over and above the $100,000 limitation in Section 9.6(a)) in excess of $1,500,000 (except for Indemnified Losses resulting from or arising under Section 3.1 (Organization and Good Standing; No Subsidiaries), Section 3.3 (Authorization; Binding Obligations), Section 3.10 (Title; Sufficiency of Assets), Section 3.18 (Company Capitalization), Section 3.21 (Brokers), Section 4.1 (Organization and Good Standing), Section 4.2 (Ownership), Section 4.3 (Authorization; Binding Obligations) and Section 4.6 (Brokers) and Section 9.2A (Tax Indemnity by UCFC), as to which the foregoing $1,500,000 limitation shall not apply).

(c) In order to ensure that the representations, warranties and covenants made by the Company, UCFC and/or BWC under this Agreement are not breached and in order to provide for a non-exclugive source of recovery by Parent and the Company in the event of such breach, the Company, UCFC and BWC agree that on the Effective Date, Parent shall deposit $600,000 (the "Indemnification Escrow Amount") into an escrow account (the "Escrow Account") with the Escrow Agent. Any interest accrued with respect to such Indemnification Escrow Amount shall be disbursed to UCFC on monthly basis. The term of the Escrow Account pursuant to the Escrow Agreement shall be eighteen (18) months from Closing (the "Escrow Period"). Any release of an Indemnification Escrow Amount made from the Escrow Account on account of any breach of this Agreement shall be made as set forth in the Escrow Agreement. Notwithstanding the foregoing, on the six (6) and twelve (12) month anniversaries of the Escrow Period (each referred to herein as the "First Escrow Release Date" and "Second Escrow Release Date", respectively), the Escrow Agent shall release from escrow and promptly disburse to UCFC one-third (33.33%) of the Indemnification Escrow Amount, net of any claims for indemnification. At the end of the Escrow Period the Escrow Agent shall promptly disburse to UCFC any remaining balance from the Escrow Account.

At any time after the Closing Date through and including the last day of the Escrow Period, a Parent Indemnified Person may send a notice (the "Escrow Claim Notice") to the Escrow Agent (with a copy to the Indemnifying Party) that (i) states that such Parent Indemnified Person is asserting a claim pursuant to the indemnification provisions of this Article 9 and which states the basis for such claim, (ii) sets forth the Indemnification Escrow Amount equal to the aggregate dollar amount of such Loss (the "Requested Indemnification Escrow Amount") and (c) states that a copy of the notice of claim under Section 9.4 above, has been sent to the Indemnifying Party. If the Escrow Agent does not receive a written objection from the Indemnifying Party within twenty (20) Business Days following the delivery of the Escrow Claim Notice to the Indemnifying Party, the parties hereto agree that the Escrow Agent shall deliver to the Parent Indemnified Person the Requested Indemnification Escrow Amount. In the event the Escrow Agent does receive from the Indemnifying Party a written objection to the Escrow Claim Notice on or before the twentieth (20th) Business Day following the delivery of the Escrow Claim Notice, or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the parties hereto agree that the Escrow Agent shall continue to hold the Requested Indemnification Escrow Amount pending receipt of a final, binding, non-appealable judicial decision, an arbitral decision of an arbitration panel to be jointly appointed by UCFC and Parent, or a written agreement between the Parent Indemnified Person and the Indemnifying Party in which case the Requested Indemnification Escrow Amount shall be disbursed in accordance with such decision, judgment or agreement.

(d)  Except for the representations and warranties contained in this Agreement, as the same may be qualified by the applicable disclosure letters, of the

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Company, UCFC and BWC and Parent, and any amendments or supplements thereto, no party makes any other express or implied representation or warranty to the others, and the parties acknowledge that, in entering into this Agreement, they have not relied on any representations or warranties of any party other than the representations and warranties set forth in this Agreement, as the same may be qualified by the applicable disclosure letters, and any amendments or supplements thereto.

            9.7    Indemnified Losses Covered by Insurance. To avoid any duplicative recovery by any Indemnified Parties, no Indemnified Party shall be entitled to indemnification to the extent of any available insurance proceeds for any such Loss or Losses (whether under UCFC's, BWC's, the Company's or Parent's insurance policies, as applicable), less the reasonable expenses incurred to obtain such proceeds. Parent and UCFC agree that any Indemnifying Party may pursue coverage of any Indemnified Loss for the benefit of an Indemnified Party under all available insurance policies, including control of any required litigation against an insurer. Any such Indemnified Party shall use reasonable best efforts (but shall not be required to institute legal proceedings) to pursue insurance claims that may reduce such Indemnified Losses.

9.8. Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Requirements of Law, as adjustments to the Purchase Price for all Tax purposes.

9.9. Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Article 9 shall be the exclusive remedy of the Parties for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Parties may pursue injunctive relief for breach of any covenant or agreement contained herein and in the event of any acts of fraud, the Parties shall have all remedies available in law or in equity (including for tort) with respect to such fraud.

ARTICLE 10
TERMINATION

10.1      Methods of Termination. This Agreement may be terminated at any time:

(a)   by mutual consent of Parent and UCFC;

(b)  by (i) Parent or (ii) UCFC, if the Closing has not occurred on or before March 31, 2009 (the "Termination Date"); provided that if any Party (or, in the case of UCFC, BWC or the Company) has breached or defaulted with respect to its obligations under this Agreement on or before such date, such Party may not terminate this Agreement pursuant to this Section 10.1(b), and each other Party to this Agreement may at its option enforce its rights against such breaching or defaulting Party and seek any remedies against such Party, in either case as provided hereunder or under applicable Requirements of Law; provided further, however, that if the Closing has not occurred by the Termination Date solely as a result of the breach by Parent of its covenant herein with respect to obtaining approval of any applicable Governmental Authority, Parent may not terminate this Agreement without the consent of UCFC;

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(c)  by Parent, prior to the Termination Date, if (i) any of the conditions specified in Article 7 hereof becomes incapable of being satisfied or (ii) if after notice and twenty (20) days opportunity to cure, the Company, BWC or UCFC is otherwise in material default under this Agreement or if such material default is incapable of being cured; provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Parent if the nonfulfillment of the conditions to Parent's obligation to close set forth in Article 7 results from the breach by Parent of any of its representations, warranties, covenants or obligations contained herein; or

(d)  by UCFC on or prior to the Termination Date, if (i) any of the conditions specified in Article 8 hereof becomes incapable of being satisfied or (ii) if, after notice and twenty (20) days opportunity to cure, Parent is otherwise in material default under this Agreement or if such material default is incapable of being cured; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to UCFC if the nonfulfillment of the conditions to UCFC's obligation to close set forth in Article 8 results from the breach by UCFC of any of its representations, warranties, covenants or obligations contained herein.

10.2 Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 10.1 above, and subject to the proviso contained in Section 10.1(b), this Agreement shall terminate and the transactions contemplated hereunder shall not occur, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(a) each Party shall either destroy or redeliver all documents and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same;

(b) all information received by any Party hereto with respect to the business of any other Party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such Party to the detriment of the Party furnishing such information.

10.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability of any Party hereto except (a) as set forth in Section 6.1 and this Section 10.3, and (b) that nothing herein shall relieve any Party hereto from liability for any breach of this Agreement and all rights and remedies arising as a result of such breach shall remain available to any non-breaching Party. The provisions of this Section 10.3 shall survive any termination of this Agreement.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly

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given (a) when delivered in person, (b) by fax, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent:

Stifel Financial Corp.
501 N. Broadway
St. Louis, Missouri 63102
Telephone: (314) 342-2000
Fax: (314) 342-2115
Attention: Ronald J. Kruszewski, Chairman, President and CEO

With copies to:

Bryan Cave LLP

One Metropolitan Square, Suite 3600 211 North Broadway
St. Louis, Missouri 63102
Telephone: (314) 259-2000
Fax: (314) 259-2020
Attention: James L. Nouss, Jr.
               Robert J. Endicott

If to UCFC:

United Community Financial Corp.
 275 West Federal Street
Youngstown, Ohio 44503-1203
Telephone: (330) 742-0500
Fax: (330) 742-0532
Attn: General Counsel

With a copy to:

Squire, Sanders & Dempsey L.L.P.

221 East Fourth Street Suite 2900

Cincinnati, Ohio 45202
 Telephone: (513) 361-1200
 Fax: (513) 361-1201
Attn: James J. Barresi, Esq.

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11.2 Entire Agreement. This Agreement and the Disclosure Letters, Annexes, Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

11.3 Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement among the Parties hereto.

11.4 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by any Party hereto without the prior written consent of the other Parties, except that (i) Parent shall have the right to transfer and assign any or all of its rights and obligations hereunder to Stifel Nicolaus, provided that, in the event of any such assignment, Parent shall remain liable in full for the performance of the obligations hereunder of Parent and its assignee, and (ii) UCFC shall have the right to assign its rights to receive payments, but not its obligations, hereunder.

11.5 Waiver of Compliance; Consents. Any failure of either UCFC, BWC or (prior to the Closing) the Company, on the one hand, or Parent, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent, on the one hand, or UCFC, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.5.

11.6 Expenses. Except as otherwise provided for herein, (a) all costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and (b) all costs and expenses incurred by UCFC, BWC or the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by UCFC or BWC.

11.7 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by electronic signature (including facsimile or portable document format (PDF)), and the other parties hereto will be entitled to rely on such signature as conclusive evidence that this Agreement has been duly executed by such party.

11.8 Severability. Subject to the provisions set forth in Section 6.3(a) regarding judicial modification of the covenant not to compete, if any other provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force

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and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York.

11.10 No Third Party Beneficiaries or Other Rights. Nothing contained herein, including, without limitation, the provisions of Section 6.5 regarding employees of the Company, shall grant to or create in any Person not a Party hereto, or any such Person's dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such Person shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities laws.

11.11 Waiver of Jury Thal. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.11.

11.12 Company Disclosure Letter. The sections of the Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections, and except as otherwise identified on such disclosure schedules or sections, the disclosure in any numbered or lettered section shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty; provided that the inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

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11.13 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule, Annex or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "include," "includes," "including," and derivative or similar words shall be construed to be followed by the phrase "without limitation"; and (v) references herein to "days" are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. The Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

STIFEL FINANCIAL CORP.

By:_    /s/ Ronald J Kruszewski
Name:Ronald J. Kruszewski
Title: Chairman, President & CEO

BUTLER WICK & CO., INC.

By:_________________________
Name:

Title:

UNITED COMMUNITY FINANCIAL CORP.

By:_________________________
Name:

Tide:

BUTLER WICK CORP.

By:_________________________
Name:

Title:

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

STIFEL, FINANCIAL CORP.

By:_________________________
Name:

Title:

BUTLER WICK & CO., INC.

By: /s/ Thomas J. Cavalier
Name: Thomas J. Cavalier

Title:

UNITED COMMUNITY FINANCIAL CORP.

By: /s/ Douglas M.  McKay
Name: Douglas M. McKay

Title:

BUTLER WICK CORP.

By: /s/ Thomas J. Cavalier
Name: Thomas J. Cavalier

Title: